UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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FORWARD AIR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2019

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Forward Air Corporation, you are cordially invited to attend the 2019 Annual Meeting of Shareholders on Tuesday, May 7, 2019, beginning at 8:00 a.m., EDT in The Phoenix Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting in person, please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy.

I hope you will be able to join us, and we look forward to seeing you at the meeting.

Sincerely yours,

Bruce A. Campbell

Executive Chairman

FORWARD AIR CORPORATION

1915 Snapps Ferry Road, Building N

Greeneville, Tennessee 37745

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 7, 2019

To the Shareholders of Forward Air Corporation:

The 2019 Annual Meeting of Shareholders of Forward Air Corporation (the “Company”) will be held on Tuesday, May 7, 2019, beginning at 8:00 a.m., EDT, in The Phoenix Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337.

Attendance at the Annual Meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the Company, press and financial community. To gain admission to the Annual Meeting, you will need to bring identification and will need to show that you are a shareholder of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please retain and bring the top portion of the enclosed proxy card as your admission ticket. If your shares are in the name of your broker or bank, or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement.

The purposes of this meeting are:

1.	To re-elect nine members of the Board of Directors with terms expiring at the 2020

Annual Meeting of Shareholders, or until their respective successors are elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the 2019 fiscal year;

3.	To approve, on a non-binding, advisory basis, the compensation of the named executive officers (the “say on pay vote”); and

4.	To transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2018 on or about March 28, 2019.

Our Proxy Statement and Annual Report are available online at: www.proxyvote.com.

We will make available a list of shareholders of record as of March 8, 2019, the record date for the Annual Meeting, for inspection by shareholders during normal business hours from April 1, 2019 until May 7, 2019 at the Company’s principal place of business, 1915 Snapps Ferry Road,

Building N, Greeneville, Tennessee 37745. The list also will be available to shareholders at the meeting.

Only holders of the Company’s common stock, par value $0.01 per share, of record at the close of business on March 8, 2019 are entitled to notice of and to vote at the Annual Meeting. Shareholders are cordially invited to attend the meeting in person. Our Board of Directors recommends a vote FOR each of the director nominees in proposal 1, and FOR proposals 2 and 3.

It is important that your shares be represented at the Annual Meeting. Whether or not you expect to attend the meeting, please vote and submit your proxy over the Internet, by telephone or by mail. Please refer to the proxy card for specific voting instructions. If you attend the meeting and desire to vote in person, you may do so even though you have previously submitted a proxy. You may revoke your proxy at any time before it is voted at the Annual Meeting.

By Order of the Board of Directors,

Michael L. Hance
Greeneville, Tennessee	Senior Vice President,
March 28, 2019	Chief Legal Officer and Secretary

FORWARD AIR CORPORATION

1915 Snapps Ferry Road, Building N

Greeneville, Tennessee 37745

(423) 636-7000

PROXY STATEMENT

FOR

2019 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to the shareholders of Forward Air Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, May 7, 2019, beginning at 8:00 a.m., EDT, in The Phoenix Room at the Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337, and any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of 2019 Annual Meeting of Shareholders.

You can ensure that your shares are voted at the Annual Meeting by submitting your instructions over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided. You may revoke your proxy at any time before it is exercised by voting in person at the Annual Meeting or by delivering written notice of your revocation to, or a subsequent proxy to, the Secretary of the Company at its principal executive offices. Each properly executed proxy will be voted FOR each of the director nominees in proposal 1, and FOR proposals 2 and 3 if no contrary instruction is indicated in the proxy, and in the discretion of the persons named in the proxy on any other matter that may properly come before the shareholders at the Annual Meeting.

Shareholders are entitled to one vote for each share of common stock held of record at the close of business on March 8, 2019 (the “Record Date”). There were 28,825,143 shares of our common stock, par value $0.01 per share (“common stock”), issued and outstanding on the Record Date. Holders of Series A Junior Preferred Stock, par value $0.01 per share (“preferred stock”) are entitled to vote with holders of shares of common stock together as one class on all matters submitted to a shareholder vote. However, as of the Record Date, no shares of our preferred stock were outstanding. The presence, in person or by proxy, of a majority of shares of common stock will, therefore, constitute a quorum at the Annual Meeting.

The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on the election of directors.

In the event that any nominee for director in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” such election, such director shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating

Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

The ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for the 2019 fiscal year, the say on pay vote and any other matter that properly comes before the Annual Meeting will be approved by a majority of the votes cast. A properly executed proxy marked “Abstain” with respect to such proposals will not be voted on such proposals, although it will be counted in determining whether there is a quorum. Therefore, as long as a quorum is present, abstaining from proposals 2 and 3 or any other proposal that properly comes before the Annual Meeting will have no effect on whether such proposals are approved.

Brokers who hold shares for the accounts of their clients who do not receive voting instructions may not vote for matters that are not considered “routine.” The matters contained in this Proxy Statement that are not considered routine are the election of the Board and the say on pay vote. Shares held by your broker will not be voted on these matters absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote. Proxies that are returned to us where brokers have received instructions to vote on one or more proposal(s) but have not received instructions to vote on other proposal(s) are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum but will have no effect on whether such proposals are approved.

The Company will bear the cost of soliciting proxies for the Annual Meeting. The Company has retained Innisfree M&A Incorporated (“Innisfree”) to aid in the solicitation of proxies and to verify certain records related to the solicitation subject to customary terms and conditions. The Company will pay Innisfree a fee of $10,000 as compensation for its services and will reimburse it for its reasonable out-of-pocket expenses. Our officers and employees may also solicit proxies by mail, telephone, e-mail or facsimile transmission. They will not be paid additional remuneration for their efforts. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2019.

The Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 are available at www.proxyvote.com.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Amended and Restated Bylaws (“Bylaws”) permit the Board to fix the size of the Board. At the date of this Proxy Statement, our Board is comprised of ten directors, eight of whom are non-employee directors. There are nine nominees for election at the Annual Meeting, each to hold office until the 2020 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. Each nominee has consented to serve if elected. Bruce A. Campbell will not seek reelection to our Board.

In the event any director nominee, in an uncontested election, receives a greater number of votes “withheld” from his or her election than votes “for” such election, he or she shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee shall recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.

Recommendation of the Board

The Board recommends a vote FOR the election of the nine nominees named below. Duly executed proxies will be so voted unless record holders specify a contrary choice on their proxies. Proxies cannot be voted for a greater number of persons than the number named.

Shareholder Vote Requirement

The nominees for election shall be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the Annual Meeting. Shareholders have no right to vote cumulatively for directors. Each share shall have one vote for each directorship to be filled on the Board.

Director Nominees

The following persons are the nominees for re-election to serve as directors. There are no family relationships between any of the director nominees. Each director nominee is standing for re-election by the shareholders. Certain information relating to the nominees, furnished by the nominees, is set forth below. The ages set forth below are accurate as of the date of this Proxy Statement.

The Board has determined that all of its current directors are qualified to serve as directors of the Company. In addition to the specified business experience listed below, each of the directors has the skills and attributes which the Board believes are required to be an effective director of the Company, including experience at senior levels in areas of expertise helpful to the Company, a willingness and commitment to assume the responsibilities required of a director of the Company and the character and integrity the Board expects of its directors.

RONALD W. ALLEN	Director since 2014
and from 2011 to 2013 Age 77

Mr. Allen retired as the Chief Executive Officer of Aaron’s, Inc. (“Aaron’s”), a leading lease-to-own company for furniture, appliances and electronics, in August 2014. He served as the Chairman of the Board of Directors of Aaron’s and as its President and Chief Executive Officer from November 2012 until April 2014, continuing in the role of Chief Executive Officer until August 2014. Before being elected as Chairman of the Board of Aaron’s, Mr. Allen served as President and Chief Executive Officer from February 2012 until November 2012, and as its Interim

President and Chief Executive Officer from November 2011 until February 2012. Mr. Allen retired as the Chairman of the Board, President and Chief Executive Officer of Delta Air Lines, Inc. (“Delta”) in July 1997. From July 1997 through July 2005, Mr. Allen was a consultant to and Advisory Director of Delta. Mr. Allen has been a Director of The Coca-Cola Company since 1991 and currently serves on its finance committee and as Chairman of its audit committee. In addition, he has been a Director of Aircastle Limited since 2006 and currently serves on its audit committee. He previously served as a Director of Interstate Hotels & Resorts, Inc. from 2006 to 2010 and Guided Therapeutics Inc. from 2008 to 2014.

Qualifications. The Board believes Mr. Allen brings a significant depth of senior leadership and governance experience to the Board. The Board believes that Mr. Allen utilizes that experience in his service as a member of the Compensation Committee and Chairman of the Corporate Governance and Nominating Committee.

ANA B. AMICARELLA	Director since 2017
Age 52

Ms. Amicarella is Managing Director for Aggreko PLC, a power generation solutions company. Prior to joining Aggreko in March 2011, she was general manager of GE Oil & Gas Services for North America. Ms. Amicarella began her career at GE in 1988 as a field engineer, and during her tenure, she served in various professional capacities within the areas of service, sales, strategic initiatives and P&L leaderships. Ms. Amicarella was elected to the board of Warrior Met Coal, Inc. in August 2018 and serves as a member of its audit committee and its nominating and governance committee. Ms. Amicarella received a B.S. in electrical engineering from The Ohio State University and an MBA from Oakland University. She competed in the 1984 Olympics in synchronized swimming and was an All-American while at The Ohio State University.

Qualifications. The Board believes that Ms. Amicarella’s extensive business and prior management experience brings sound guidance to our Board. The Board believes that Ms. Amicarella utilizes that experience in her service as a member of the Audit Committee.

VALERIE A. BONEBRAKE	Director since 2018
Age 67

Ms. Bonebrake retired as a Senior Vice President of Tompkins International in 2018 and has more than 25 years of industry experience in logistics services. In her role at Tompkins, she consulted with an array of companies and industries in North America and across the globe. Prior to joining Tompkins in 2009, she was the Executive Vice President and a cofounder of the YRC Worldwide subsidiary, Meridian IQ (now MIQ Logistics), a global third party logistics company. Ms. Bonebrake spent 19 years at Ryder System, Inc., in various leadership roles of increasing responsibility in the company’s supply chain solutions segment. She also has been recognized by Ingram Magazine as one of the Top Ten Female Executives in Kansas, and was a 2010 recipient of Supply & Demand Chain Executive’s Pros to Know award. She holds a M.S. in International Logistics from the Georgia Institute of Technology.

Qualifications. The Board believes that Ms. Bonebrake contributes strategic insight to our Board based on her extensive experience in the transportation industry. The Board believes that Ms. Bonebrake utilizes that experience in her service as a member of the Audit Committee.

C. ROBERT CAMPBELL	Director since 2005
Age 74

Mr. Campbell has served as the Company’s Lead Independent Director since May 2014. He served as Executive Vice President and Chief Financial Officer of MasTec, Inc., a leading communications and energy infrastructure service provider in North America, from October 2004 until December 2013. Mr. Campbell has over 25 years of senior financial management experience. From January 2002 to October 2004, Mr. Campbell was Executive Vice President and Chief Financial Officer for TIMCO Aviation Services, Inc. Mr. Campbell was the President and Chief Executive Officer of BAX Global, Inc. from April 1998 to June 2000. He served as Executive Vice President-Finance and Chief Financial Officer for Advantica Restaurant Group, Inc. from March 1995 to March 1998. Also, Mr. Campbell worked for Ryder System, Inc., for over 20 years including serving for 10 years as Executive Vice President and Chief Financial Officer for its Vehicle Leasing and Services Division. Mr. Campbell is a Certified Public Accountant (Inactive). Mr. Campbell was a Director of Pernix Group, Inc. from January 2014 until June 2018. In addition, Mr. Campbell has been a Director of MasTec, Inc. since September 2016.

Qualifications. The Board believes that Mr. Campbell brings to the Board a tremendous amount of industry-related knowledge and experience in a multitude of areas, including accounting, finance, operations, sales and marketing as he has served in executive leadership capacities with transportation and logistics companies and as Chief Financial Officer for a publicly-traded concern, until his retirement in December 2013. The Board believes that Mr. Campbell utilizes that experience in his service as a member of the Corporate Governance and Nominating Committee.

R. CRAIG CARLOCK	Director since 2015
Age 52

Mr. Carlock is the Chief Executive Officer and a director of Omega Sports, Inc. Prior to Omega Sports, Inc., he served as the President and Chief Executive Officer of The Fresh Market from January 2009 to January 2015 and as a member of its board of directors from June 2012 to January 2015. He began his career with The Fresh Market in 1999 and served in various capacities culminating with the position of President and Chief Executive Officer. During his time with The Fresh Market, Mr. Carlock served as its Executive Vice President and Chief Operating Officer as well as its Senior Vice President—Store Operations, Vice President—Merchandising and Marketing, and Director of Merchandising & Marketing Strategy. Prior to joining The Fresh Market, Mr. Carlock was Financial Manager, Fabric Care Category, at Procter & Gamble Company.

Qualifications. The Board believes that Mr. Carlock’s leadership experience is invaluable to management and the Board in, among other things, the areas of strategy, development and corporate governance. The Board believes that Mr. Carlock utilizes that experience in his service as a member of the Audit Committee and Chairman of the Compensation Committee.

C. JOHN LANGLEY, JR., Ph.D.	Director since 2004
Age 73

Dr. Langley has served as Clinical Professor of Supply Chain Management and Director of Development for The Center for Supply Chain Research at The Pennsylvania State University since 2011. Formerly, Dr. Langley served as Professor of Supply Chain Management at the Georgia Institute of Technology from September 2001 until October 2010, and from September 1973 until July 2001, he was the John H. Dove Professor of Logistics and Transportation at the University of Tennessee. Dr. Langley is a Director of Averitt Express, Inc. In addition, he was a Director of UTi Worldwide, Inc. until its sale in 2016. He served on its audit committee and nominations and corporate governance committee.

Qualifications. Dr. Langley has spent over 40 years teaching, lecturing and consulting in the logistics field. The Board believes that he brings a breadth of knowledge and experience that the Board and management relies upon in discussing the Company’s strategy and opportunities. The Board believes that Mr. Langley utilizes that experience in his service as a member of the Compensation Committee.

G. MICHAEL LYNCH	Director since 2005
Age 75

Mr. Lynch served as the Company’s Lead Independent Director from January 2009 to December 2011. He was Executive Vice President and Chief Financial Officer and a member of the Strategy Board for Federal-Mogul Corporation (“Federal-Mogul”) from July 2000 until March 2008. Federal-Mogul is a global manufacturer and marketer of automotive component parts. Prior to joining Federal-Mogul in July 2000, Mr. Lynch worked at Dow Chemical Company, where he was Vice President and Controller. Mr. Lynch also spent 29 years at Ford Motor Company (“Ford”), where his most recent position was Controller, Automotive Components Division, which ultimately became Visteon Corporation. While at Ford, Mr. Lynch held a number of varied financial assignments, including Executive Vice President and Chief Financial Officer of Ford New Holland. Mr. Lynch served as Director for Champion Enterprises, Inc. from March 2003 to March 2011, where he served as Chairman of its audit committee.

Qualifications. Mr. Lynch brings over 40 years’ experience of serving in key positions with Fortune 500 companies, and approximately 10 years’ experience serving as a director on public company boards. The Board believes that Mr. Lynch utilizes that experience in his service as a member of the Corporate Governance and Nominating Committee and as Chairman of the Audit Committee.

THOMAS SCHMITT	Director since 2018
Age 54

Prior to joining Forward Air in 2018, Mr. Schmitt served as a Management Board member for Schenker, a Freight Forwarding, Transportation and Logistics company from 2015 to 2018, operating in 140 countries with $20 billion in global revenues. Before joining Schenker, Mr. Schmitt led Aqua Terra, reporting directly to the board as one of the company’s owners. Mr. Schmitt served as CEO and director on the board for Purolator, Canada’s top parcel and freight transportation company, and under his leadership, the company saw growth in the same year for both market share and profitability for the first time in more than 10 years. Mr. Schmitt came to Canada with a proven track record in place after 12 years at FedEx in Memphis, where he served as CEO of FedEx Supply Chain, a FedEx operating company. He was also appointed to the board of Ferguson plc in February 2019 and serves as a member of the nominations, remuneration, and audit committees. Mr. Schmitt is a member of the Xynteo Leadership Board, an Oslo-based highly diverse, impactful group of leaders who bring their vision, values and game to advance a shared mission. He was a director on the board of Dicom Transportation Group in Montreal, Canada, and during the four years of his tenure, revenue and profits doubled. He has also served on the board of Cyberport GmbH in Dresden, Germany since April 2015, and was a key player in its transformation to a differentiated electronics retailer with the broadest assortment of electronic goods.

Qualifications. Mr. Schmitt’s extensive experience in senior leadership positions at large national and global logistics companies as well as his position as the Company’s CEO provide the Board with significant insight into the Company’s strategy and operations.

W. GILBERT WEST	Director since 2018
Age 58

Mr. West joined the Board in October 2018. Mr. West also has been a member of the Brevard College Board of Trustees in North Carolina since October 2017. He served from 2014 to 2016 on the Board of Directors for the American Cancer Society and from 2008 until 2014, he was member of their Executive Leadership Council. Previous boards include Schneller LLC, an aviation, rail and architectural interiors product manufacturing and service company, from 2008 to 2011; and Aircraft Repair Technologies, an aircraft maintenance, repair and overhaul company, from 2007 to 2011. Mr. West began his career with Delta Air Lines (“Delta”) in March 2008 as Senior Vice President of Airport Customer Service and is currently Senior Executive Vice President and Chief Operating Officer for Delta, with responsibility over all operational areas and functions of the airline. Mr. West’s previous positions include President and CEO of Laidlaw Transit Services from 2006 to 2007; CEO of Intermet and COO of Q Aviation, both portfolio businesses within Q Investment, a private equity firm, in 2006; President and COO of TIMCO Aviation Services from 2001 to 2006; Director Engine Operations and then Vice President Engine & Component Operations at Northwest Airlines, 1996 to 2001; and he held various engineering leadership positions at United Airlines from 1989 to 1996. Earlier in his career, Mr. West held engineering positions at BF Goodrich, 1988 to 1989; Hamilton-Sundstrand Corporation, 1986 to 1988; and Boeing Company from 1984 to 1986.

Qualifications. Mr. West has significant operational experience including leading the operations of very large and diverse transportation and manufacturing companies which is invaluable to the Board as it assists in developing the Company’s strategic goals, oversees senior management and evaluates Company performance. The Board believes that Mr. West utilizes that experience in his service as a member of the Compensation Committee.

CORPORATE GOVERNANCE

Independent Directors

The Company’s common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”). Nasdaq requires that a majority of the Company’s directors be “independent directors,” as defined in Nasdaq Marketplace Rule 5605. Generally, a director does not qualify as an independent director if, among other reasons, the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that eight of the Company’s ten current directors are “independent directors” on the basis of Nasdaq’s standards and a review of each director’s responses to questionnaires asking about any material relationships or affiliations with us.

The independent directors are Ronald W. Allen, Ana B. Amicarella, Valerie A. Bonebrake, C. Robert Campbell, R. Craig Carlock, C. John Langley, Jr., G. Michael Lynch and W. Gilbert West.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that give effect to Nasdaq’s requirements related to corporate governance and various other corporate governance matters. The Company’s Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing long-term shareholder value. The topics addressed in our Corporate Governance Guidelines include:

•	Lead independent director;

•	Independence of the Board;

•	Board membership criteria and role of the Board;

•	Committees of the Board;

•	Director orientation and continuing education;

•	Independent director stock ownership guidelines;

•	Director resignation policy in uncontested elections; and

•	Leadership development and succession planning.

The Company’s Corporate Governance Guidelines are available through the Governance link on the Company’s Investor Relations website, which can be accessed at www.forwardaircorp.com.

Independent Director Meetings

Pursuant to the Company’s Corporate Governance Guidelines, the Company’s independent directors meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The Lead Independent Director presides at such executive sessions or, in his or her absence, an independent director designated by such Lead Independent Director.

Interested parties who wish to communicate with the Chairman of the Board, Lead Independent Director, or the independent directors as a group should follow the procedures found below under “Shareholder Communications.”

Director Nominating Process

Shareholders wishing to communicate with the Corporate Governance and Nominating Committee concerning potential director candidates may do so by writing to the Corporate Secretary at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745, and including the name and biographical data of the individual being suggested.

All recommendations should include the written consent of the nominee to be nominated for election to the Board. Tobe considered, the Company must receive recommendations at least 90 calendar days but not more than 120 calendar days prior to the one-year anniversary of the prior year’s Annual Meeting of Shareholders and include all required information to be considered. In the case of the 2020 Annual Meeting of Shareholders, this deadline is between January 8, 2020 and February 7, 2020. All recommendations will be brought to the attention of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes among other relevant factors in the context of the perceived needs of the Board at that time, the possession of such knowledge, experience, skills, expertise and diversity to enhance the Board’s ability to manage and direct the affairs and business of the Company.

The Board has established the following process for the identification and selection of candidates for director. The Corporate Governance and Nominating Committee, in consultation with the Chairman of the Board and Lead Independent Director, if any, periodically examines the composition of the Board and determines whether the Board would better serve its purposes with the addition of one or more directors. If the Corporate Governance and Nominating Committee determines that adding a new director is advisable, the Corporate Governance and Nominating Committee initiates the search, working with other directors and management and, if appropriate or necessary, a third-party search firm that specializes in identifying director candidates.

The Corporate Governance and Nominating Committee will consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates shall be presented to the Corporate Governance and Nominating Committee, and it shall evaluate the candidates based on the needs of the Board at that time and the candidates’ knowledge, experience, skills, expertise and diversity, as set forth in the Company’s Corporate Governance Guidelines. In particular, the Board and the Corporate Governance and Nominating

Committee believe that the Board should be comprised of a well-balanced group of individuals. Although the Board does not have a formal policy regarding board diversity, the Board believes that having diversity of knowledge, experience, skills and expertise among its members enhances the Board’s ability to make fully informed, comprehensive decisions.

Potential candidates will be evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Corporate Governance and Nominating Committee, another director, Company management, a search firm or another third party, except that in the case of shareholder recommendations, the Corporate Governance and Nominating Committee may also take into consideration the number of shares of Company stock held by the recommending shareholder and the length of time that such shares have been held. The Corporate Governance and Nominating Committee will submit its director candidate(s) recommendation to the Board for approval and recommendation to the shareholders.

Annual Performance Evaluations

The Company’s Corporate Governance Guidelines provide that the Board shall conduct an annual evaluation to determine, among other matters, whether the Board and the committees are functioning effectively. The Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are also required to each conduct an annual self evaluation. The Corporate Governance and Nominating Committee is responsible for overseeing this self-evaluation process. The Board as a whole, and each of the committees conducted their annual evaluations in 2018.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all Company employees, officers and directors, which is available through the governance link on the Company’s Investor Relations website, which can be accessed at www.forwardaircorp.com. The Code of Business Conduct and Ethics complies with Nasdaq and Securities and Exchange Commission (the “SEC”) requirements. The Company will also mail the Code of Business Conduct and Ethics to any shareholder who requests a copy. Requests may be made by contacting the Secretary as described below under “Shareholder Communications.”

Board Attendance

The Company’s Corporate Governance Guidelines provide that all directors are expected to regularly attend meetings of the Board and committees on which they serve and are also expected to attend the Annual Meeting of Shareholders. During 2018, the Board held six meetings. All of the incumbent directors who were on the Board during 2018 attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which they served during 2018. All of the Board members at the time of the 2018 Annual Meeting of Shareholders attended the 2018 Annual Meeting of Shareholders.

Board Committees

The Board presently has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

The charters of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, are available through the governance link on the Company’s Investor Relations website, which can be accessed at www.forwardaircorp.com. With the exception of the Executive Committee, each committee has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. Additional information regarding the functions of the Board’s committees, the number of meetings held by each committee during 2018 and their present membership is set forth below.

The Board nominated each of the nominees for election as a director and each nominee currently is a director. Assuming election of all of the director nominees, the following is a list of persons who will constitute the Board following the meeting, including their current committee assignments.

Name	Audit	Compensation	Executive	Governance and Nominating
Thomas Schmitt			X
C. Robert Campbell			X	X
Ana B. Amicarella	X*
Ronald W. Allen		X	X	Chair
Valerie A. Bonebrake	X
R. Craig Carlock	X*	Chair
C. John Langley, Jr.		X
G. Michael Lynch	Chair*			X
W. Gilbert West		X

Number of Meetings in 2018	4	7	0	5

*	Audit Committee Financial Expert

Executive Committee. The Executive Committee is authorized, to the extent permitted by law and the Bylaws of the Company, to act on behalf of the Board on all matters that may arise between regular meetings of the Board upon which the Board would be authorized to act, subject to certain materiality restrictions established by the Board.

Audit Committee. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Audit Committee is responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee considers the impact of changing its current firm, is involved in selecting the lead partner, and considers the fee arrangement and scope of the audit. The Audit Committee also reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by such firm with respect to the Company’s internal control structure, and reviews the internal audit process and internal accounting procedures and financial controls with the Company’s financial and accounting staff. The Audit Committee may meet in executive session, without management present, on any matter it deems appropriate. In addition, the Audit Committee assists the Board in its oversight of the Company’s legal compliance and ethics programs. A more detailed description of the Audit Committee’s duties and responsibilities can be found in the Audit Committee Report on pages 56-57 of this Proxy Statement and in the Audit Committee Charter.

The Board has determined that each member of the Audit Committee meets the independence requirements under Nasdaq listing standards and the enhanced independence standards for audit committee members required by the SEC. In addition, the Board has determined that three of the four members of the Audit Committee meet the definition of an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC.

Compensation Committee. The Compensation Committee is responsible for determining the overall compensation levels of the Company’s executive officers and reviewing, approving and administering the Company’s employee incentive plans and other employee benefit plans. Additionally, it reviews and approves the Compensation Discussion and Analysis for inclusion in the proxy statement (see pages 20-39 of this Proxy Statement). Furthermore, the Compensation Committee oversees management succession planning along with the Corporate Governance and Nominating Committee.

In fulfilling its responsibilities, the Compensation Committee may delegate its responsibilities to a subcommittee consisting of members of the Compensation Committee and, to the extent not expressly reserved to the Compensation Committee by the Board or by applicable law, rule or regulation, to any other committee consisting entirely of independent directors. The Company’s Chief Executive Officer may not be present during deliberations or voting regarding his or her compensation. To the extent helpful to the work of the Compensation Committee, however, the Company’s Chief Executive Officer may be invited by the Compensation Committee to participate in discussion relating to his or her compensation that may precede further deliberation or voting.

The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an independent consultant, to assist it during 2018. During the year, the consultant reviewed materials prepared by management and provided the Compensation Committee with information on compensation trends, best practices and changes in the regulatory environment, in addition to providing executive compensation benchmarking information. Meridian provided no services other than those related to executive and director pay and related governance.

The Board has determined that each member of the Compensation Committee is independent pursuant to Nasdaq listing standards, Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the Compensation Committee, considering all relevant factors, including those set forth in Rule 10C-l(b)(4)(i) through (vi) under the Exchange Act, is not aware of any conflict of interest that has been raised by the work performed by Meridian.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending them to the Board for consideration. This responsibility includes all potential candidates, whether initially recommended by management, other Board members or shareholders. In addition, the Corporate Governance and Nominating Committee makes recommendations to the Board for Board committee assignments, develops and annually reviews the Company’s Corporate Governance Guidelines, and otherwise oversees corporate governance matters. The Corporate Governance and Nominating Committee is also responsible for overseeing the annual evaluation of the Board and for periodically reviewing and making recommendations to the Board regarding director compensation for the Board’s approval. The Corporate Governance and Nominating Committee also reviews the Company’s environmental, social and governmental policies and makes recommendations that it deems appropriate. Furthermore, the Corporate Governance and Nominating Committee oversees management succession planning along with the Compensation Committee. The Corporate Governance and Nominating Committee may meet in executive session, without management present, on any matter it deems appropriate.

A description of the Committee’s policy regarding director candidates nominated by shareholders appears in the section titled “Director Nominating Process” above. The Board has determined that each member of the Corporate Governance and Nominating Committee is independent pursuant to Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participations

During 2018, none of the members of the Compensation Committee were an officer or employee of the Company, and no executive officer of the Company served on the Compensation Committee or board of any company that employed any member of the Company’s Compensation Committee or Board. Accordingly, there were no interlocks with other companies within the meaning of the SEC’s proxy rules during 2018.

Certain Relationships and Related Person Transactions

The Audit Committee of the Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Other than as provided in the Audit Committee Charter, the Company does not have a written policy governing related person transactions. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are required to be disclosed in a company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person; and

•	the importance of the transaction to the Company.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee when considering the transaction.

Based on information provided by the directors, director nominees and executive officers, and the Company’s legal department, the Audit Committee determined that there are no related person transactions to be reported in this Proxy Statement.

Board Leadership Structure

In accordance with our Bylaws and Corporate Governance Guidelines, the Board is responsible for selecting the Chief Executive Officer and the Chairman of the Board, and both of these positions may be held by the same person or they may be held by two persons. The Company’s Corporate Governance Guidelines require the election, by the Board, of an independent lead director to serve during any period when there is no independent Chairman of the Board. C. Robert Campbell has served as Lead Independent Director since May 2014. The Board expects to appoint R. Craig Carlock as the Company’s new Lead Independent Director, subject to, and effective as of, his re-election at the 2019 Annual Meeting.

Other than the last six months, during which our newly-appointed Chief Executive Officer, Thomas Schmitt, has not served as Chairman, the Company has operated for over ten years using a board leadership structure under which the Chief Executive Officer also serves as Chairman of the Board. During the last six months and pursuant to our Chief Executive Officer transition process, Bruce A. Campbell, who was our previous Chief Executive Officer, has served as Executive Chairman. The Board believes that the Company has been well-served in having a combined Chief Executive Officer and Chairman. Mr. Campbell, our former Chief Executive Officer and current Executive Chairman, has decided not to stand for re-election to the Board. The Company plans to appoint Mr. Schmitt, our current Chief Executive Officer, as Chairman of the Board, subject to his re-election at the 2019 Annual Meeting. We believe that having Mr. Schmitt serve as both Chief Executive Officer and Chairman of the Board demonstrates for the Company’s employees, suppliers, customers and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing its operations. The Board believes having Mr. Schmitt serve as Chief Executive Officer and Chairman of the Board is best for the Company and its shareholders at the present time. He is a recognized leader in the transportation industry and has all of the skills incumbent to serve as a board chair.

The Chairman of the Board is responsible for (a) chairing Board meetings and the Annual Meeting, (b) setting the agendas for these meetings, (c) attending Board committee meetings and (d) providing information to Board members in advance of each Board meeting and between Board meetings. The Lead Independent Director is responsible for (i) chairing executive sessions of the independent directors and communicating with management relating to these sessions, and presiding at all meetings of the Board at which the Chairman is not present, (ii) approving agendas and schedules for Board meetings and the information that is provided to directors, and (iii) serving as a liaison between the Chairman and the independent directors. The Lead Independent Director also has the authority to call meetings of the independent directors.

The Board believes that, in addition to fulfilling our lead director responsibilities, the Lead Independent Director makes valuable contributions to the Company, including but not limited to: (a) monitoring the performance of the Board and seeking to develop a high-performing Board, for example, by helping the directors reach consensus, keeping the Board focused on strategic decisions, taking steps to ensure that all the directors are contributing to the work of the Board, and coordinating the work of the four Board Committees, (b) developing a productive relationship with our Chief Executive Officer and ensuring effective communication between the Chief Executive Officer and the Board, and (c) ensuring and supporting effective shareholder communications. Accordingly, the Board believes that the Company has benefited from having the Chairman/Chief Executive Officer as the leader of the Company, and having the Lead Independent Director serving as the leader of the independent directors.

On an annual basis, as part of our review of corporate governance and succession planning, the Board (led by the Corporate Governance and Nominating Committee) evaluates the Board’s leadership structure, to ensure that it remains the optimal structure for the Company and its shareholders. The Board recognizes that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. The Board believes its current leadership structure—under which the Chief Executive Officer serves as Chairman of the Board, the Board committees are chaired by independent directors and a Lead Independent Director assumes specified responsibilities on behalf of the independent directors—is presently the optimal board leadership structure for the Company and its shareholders.

Risk Oversight

On at least a quarterly basis, the Company’s Chief Legal Officer provides a comprehensive risk report to the Audit Committee and the Board. While the Audit Committee has primary responsibility for overseeing financial risks, the Board is charged with overseeing the Company’s enterprise risks. Accordingly, on an annual basis, the Board receives a report from the Company’s Chief Legal Officer on the most significant risks that the Company is facing. The full Board also engages in periodic discussions about enterprise risk management with our Chief Legal Officer, Chief Executive Officer, Chief Financial Officer and other Company officers as the Board may deem appropriate. In addition, each of our Board committees considers the risks within its area of responsibilities. For example, the Compensation Committee considers the risks that may be implicated by the Company’s executive compensation programs, and the Corporate Governance and Nominating Committee considers the best governance structure and guidelines for the Company to minimize enterprise risks brought about by weak governance. The Board believes that its leadership structure supports the Board’s effective oversight of the Company’s enterprise risks.

DIRECTOR COMPENSATION

The general policy of the Board is that compensation for non-employee directors should be a mix of cash and equity-based compensation. The Company does not pay employee directors for Board service in addition to their regular employee compensation.

The Corporate Governance and Nominating Committee, which consists solely of independent non-employee directors, has the primary responsibility for reviewing and considering any revisions to the non-employee director compensation program.

In accordance with the Corporate Governance and Nominating Committee’s recommendations, the non-employee directors’ cash compensation program is as follows:

•	an annual cash retainer of $70,000 for all non-employee directors;

•	an additional annual cash retainer of $50,000 for the Lead Independent Director;

•	an additional annual cash retainer of $20,000 for the Audit Committee Chair;

•	an additional annual cash retainer of $20,000 for the Corporate Governance and Nominating Committee Chair;

•	an additional annual cash retainer of $20,000 for the Compensation Committee Chair; and

•

an additional annual cash retainer of $10,000 for all non-Chair Audit Committee members, an additional annual cash retainer of $10,000 for all non-Chair Compensation Committee members and an additional annual cash retainer of $10,000 for all non-Chair Corporate Governance and Nominating Committee members.

All directors are reimbursed reasonable travel expenses for meetings attended in person. The Company also reimburses directors for expenses associated with participation in continuing director education programs.

In addition, effective May 22, 2007, the Company’s shareholders approved the Company’s Amended and Restated Non-Employee Director Stock Plan, as further amended on February 8, 2013 and January 25, 2016 (the “Amended Plan”). Under the Amended Plan, on the first business day after each Annual Meeting of Shareholders, each non-employee director is automatically granted an award (the “Annual Grant”) in such form and size as the Board determines from year to year. Unless otherwise determined by the Board, the Annual Grants will become vested and non-forfeitable on the earlier of (a) the day immediately prior to the first Annual Meeting that occurs after the grant date or (b) the first anniversary of the grant date, so long as the non-employee director’s service with the Company does not earlier terminate. In 2017, each non-employee director received restricted shares valued at $86,000 pursuant to the Amended Plan. In 2018, each non-employee director received restricted shares valued at $115,000.

Finally, the Board believes that directors more effectively represent the Company’s shareholders, whose interests they are charged with protecting, if they are shareholders themselves. Therefore, the Board established certain independent director stock ownership guidelines which are set forth in the Company’s Corporate Governance Guidelines. Specifically, the Company’s independent directors are required to own shares of the Company’s common stock, with a value equal to at least three times the annual cash retainer for independent directors. Each new independent director has three years from the date he or she joins the Board to obtain this ownership stake. As of March 28, 2019, each independent director was in compliance with his or her individual retention requirements as set forth in the Company’s Corporate Governance Guidelines. The following table shows the compensation the Company paid in 2018 to its non-employee directors. The Company does not pay employee directors for Board service in addition to their regular employee compensation.

Name	Fees Paid in Cash ($)	Stock Awards ($) (1)(2)	All Other Compensation ($) (3)	Total ($)
Ronald W. Allen	$96,834	$115,000	$1,211	$213,045
Ana B. Amicarella	72,026	115,000	1,169	188,195
Valerie A. Bonebrake	69,648	149,012	1,043	219,703
C. Robert Campbell	117,019	115,000	4,494	236,513
R. Craig Carlock	81,892	115,000	1,211	198,103
C. John Langley, Jr.	72,195	115,000	1,211	188,407
G. Michael Lynch	88,874	115,000	1,211	205,085
W. Gilbert West	19,429	81,340	210	100,979

(1)

Represents the aggregate grant date fair value of non-vested restricted shares and deferred stock unit awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The assumptions used in determining the grant date fair value of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.

(2)	As of December 31, 2018, an aggregate of 20,389 deferred stock units or non-vested restricted shares were outstanding. As of December 31, 2018, no options were outstanding.
(3)

Represents dividend payments on non-vested restricted shares or dividend equivalents credited on deferred stock unit awards granted during 2018 and 2017. These dividend payments and dividend equivalents are non-forfeitable.

The following table indicates the aggregate number of deferred stock units or non-vested restricted shares held by each incumbent director at the end of 2018 and those shares or units that have not yet vested.

Name	Number of Deferred Stock Units or Non-Vested Restricted Shares
Ronald W. Allen	1,997
Valerie A. Bonebrake	1,997
Ana B. Amicarella	1,997
C. Robert Campbell	7,242
R. Craig Carlock	1,997
C. John Langley, Jr.	1,997
G. Michael Lynch	1,997
W. Gilbert West	1,165

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our outstanding common stock held as of the Record Date by (i) each director and director nominee; (ii) our Chief Executive Officers who served as such during 2018, Chief Financial Officer, each of the next three most highly compensated executive officers, as required by SEC rules (collectively, the named executive officers, or the “NEOs”); and (iii) all directors and executive officers as a group. The table also sets forth information as to any person, entity or group known to the Company to be the beneficial owner of 5% or more of the Company’s common stock as of December 31, 2018.

Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security, has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire the security within 60 days. Except as otherwise indicated, the shareholders listed in the table are deemed to have sole voting and investment power with respect to the common stock owned by them on the dates indicated above. Shareholders of non-vested restricted shares included in the table are entitled to voting and dividend rights.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned
	Numbers		Percent (%)(2)(3)
Directors, Nominees and NEOs
Bruce A. Campbell	222,729	(4)	*
Thomas Schmitt	25,000	(5)	*
Ronald W. Allen	14,118	(6)	*
Ana B. Amicarella	3,402	(7)	*
Valerie A. Bonebrake	2,559	(8)	*
C. Robert Campbell	23,894	(9)	*
R. Craig Carlock	6,605	(10)	*
C. John Langley, Jr.	26,542	(11)	*
G. Michael Lynch	9,972	(12)	*
Michael J. Morris	26,585	(13)	*
Michael L. Hance	61,035	(14)	*
Matthew J. Jewell	76,708	(15)	*
Chris C. Ruble	26,392	(16)	*
W. Gilbert West	1,165	(17)	*
All directors and executive officers as a group (16) persons	588,729		2.04%
Other Principal Shareholders
BlackRock, Inc.	4,227,126	(18)	14.66%
The Vanguard Group, Inc.	2,956,642	(19)	10.26%
ArrowMark Colorado Holdings LLC	2,151,983	(20)	7.47%
Neuberger Berman Group LLC	1,289,819	(21)	4.47%

*	Less than one percent.
(1)	The business address of each listed director, nominee and NEO is c/o Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745.
(2)	The percentages shown for directors, nominees and NEOs are based on 28,825,143 shares of common stock outstanding on the Record Date.

(3)	The percentages shown for the other principal shareholders are based on 28,861,297 shares of common stock outstanding on December 31, 2018.
(4)	Includes 145,740 options that are fully exercisable and 12,046 non-vested restricted shares
(5)	Includes 25,000 non-vested restricted shares
(6)	Includes 1,997 non-vested restricted shares
(7)	Includes 1,997 non-vested restricted shares
(8)	Includes 1,997 non-vested restricted shares
(9)	Includes 1,997 non-vested restricted shares, and 5,245 deferred stock units and dividend equivalents
(10)	Includes 1,997 non-vested restricted shares
(11)	Includes 1,997 non-vested restricted shares
(12)	Includes 1,997 non-vested restricted shares
(13)	Includes 7,833 options that are fully exercisable and 13,384 non-vested restricted shares
(14)	Includes 32,474 options that are fully exercisable and 10,835 non-vested restricted shares
(15)	Includes 31,407 options that are fully exercisable and 10,835 non-vested restricted shares
(16)	Includes 10,835 non-vested restricted shares, and 29 shares of Common Stock owned by Mr. Ruble’s child with whom he shares voting and investment power with respect to such shares
(17)	Includes 1,165 non-vested restricted shares
(18)

BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, New York 10055, reported beneficial ownership of the shares as of December 31, 2018 in a Schedule 13G/A filed with the SEC. BlackRock, a holding company, reported having sole voting power over 4,162,702 shares and sole dispositive power over 4,227,126 shares.

(19)

The Vanguard Group, Inc. (“Vanguard”), 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, reported beneficial ownership of the shares as of December 31, 2018 in a Schedule 13G/A filed with the SEC. Vanguard, an investment adviser, reported having sole voting power over 60,970 shares, shared voting power over 4,452 shares, shared dispositive power over 62,268 shares and sole dispositive power over 2,894,374 shares.

(20)

ArrowMark Colorado Holdings LLC (“ArrowMark”), 100 Fillmore Street, Suite 325, Denver, Colorado 80206, reported beneficial ownership of the shares as of December 31, 2018 in a Schedule 13G/A filed with the SEC. ArrowMark, an investment adviser, reported having sole voting power and sole dispositive power over 2,151,983 shares.

(21)

Neuberger Berman Group LLC (“Neuberger’), 1290 Avenue of the Americas, New York, New York 10104, reported beneficial ownership of the shares as of December 31, 2018 in a Schedule 13G/A filed with the SEC. Neuberger, a holding company, reported having shared voting power over 1,279,349 shares and shared dispositive power over 1,289,819 shares.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, the compensation elements of our named executive officers, or NEOs, and outcomes that occurred during the 2018 performance year. As discussed in Proposal 3, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative. To assist you with this vote, please review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to and are aligned with our performance.

NEOs

For 2018, our NEOs were:

Bruce A. Campbell	Executive Chairman
Thomas Schmitt	President and CEO
Chris C. Ruble	Chief Operating Officer
Matthew J. Jewell	President, Intermodal Services
Michael J. Morris	Senior Vice President and Chief Financial Officer
Michael L. Hance	Senior Vice President, Chief Legal Officer and Secretary

CEO Transition

Effective September 1, 2018, Mr. Schmitt was appointed President and Chief Executive Officer of the Company and was also appointed to the Board. Mr. Schmitt succeeded Mr. Campbell who provided 28 years of dedicated service to Forward Air, including 15 years as President and CEO. Upon Mr. Schmitt assuming the role of President and CEO, Mr. Campbell became the Executive Chairman of the Company. As Executive Chairman, Mr. Campbell facilitated the transition of leadership to Mr. Schmitt with the goal of minimizing any disruption in the short-term and further creating value for shareholders over the long-term.

The Compensation Committee (the “Committee” for purposes of this CD&A), with assistance from its independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), designed the compensation package for Mr. Schmitt to attract and retain a seasoned executive, create alignment with our shareholders’ interests, directly link pay to performance, and promote long-term stock ownership. Among other things, the Committee considered the competitive market for talent, including peer CEO compensation and our historical CEO compensation. In connection with his appointment, the Committee provided Mr. Schmitt with a sign-on cash bonus of $413,000 and approved a one-time equity award valued at $3,291,000 in order to entice Mr. Schmitt to join the Company, replace lost opportunity at his former employer and immediately tie his interests to those of shareholders. The value of the equity award was split evenly between restricted shares and stock options, and was intended to include Mr. Schmitt’s 2019 equity award. In addition, the Committee approved an annual base salary of $800,000 and a target bonus opportunity of 100% of base salary, pro-rated for partial years of service. No additional equity will be granted in 2019.

On February 5, 2019, Mr. Campbell informed the Board of his intent to retire from his position as Executive Chairman of the Company effective as of the Company’s 2019 annual meeting of shareholders and to not stand for re-election to the Board in 2019. In order to ensure a successful management transition, the Board and Mr. Campbell agreed that he would continue to serve the Company as a consultant for 24 months following his retirement. The Committee approved a consulting agreement by and between the Company and Mr. Campbell, effective immediately upon Mr. Campbell’s resignation as Executive Chairman (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Campbell will provide certain consulting services to the Company, as requested by the Company, and will receive a monthly fee of $20,000. In addition, Mr. Campbell’s outstanding, unvested equity awards will continue to vest during the 24-month consulting period. Mr. Campbell will continue to be subject to the non-compete and other restrictive covenants set forth in his existing Restrictive Covenants Agreement, dated October 30, 2007, for one year following the end of the 24-month consulting period. Following Mr. Campbell’s retirement, Mr. Schmitt is expected to become the Chairman of the Board, subject to his re-election to the Board at the Company’s 2019 Annual Meeting.

In connection with the change in senior management and to promote stability in the senior leadership team, the Committee made special one-time awards to certain NEOs. In June 2018, each of Messrs. Morris, Jewell, Ruble and Hance were granted restricted shares valued at $330,000 as of the grant date which will fully vest two years following the grant date. Also, Mr. Hance was awarded a special cash bonus of $20,000 in connection with his oversight of the CEO transition process.

Compensation Philosophy and Objectives

The Committee has designed the executive compensation program to attract, develop, reward and retain quality management talent to facilitate the Company’s achievement of its annual, long-term and strategic goals. The Committee’s objective is to align executives’ interests with shareholders’ interests by creating a pay-for-performance culture at the executive level, with the ultimate objective of increasing shareholder value. Other objectives are to recognize the contributions of individual executives, provide market competitive pay opportunities and foster retention and executive stock ownership. Thus, while executive compensation should be directly linked to Company performance, it should also be an incentive for executives to continually improve individual performance thereby contributing to the Company’s success in meeting its short- and long-term financial, operational and strategic objectives.

Key Elements of Compensation Plan Design

Our executive compensation program is based on the following best practices:

What We Do	What We Don’t Do
• Provide pay opportunities that are appropriate to the size of the Company	• Allow repricing or backdating of stock options without shareholder approval
• Maintain a pay program that is heavily performance-based and uses multiple performance measures	• Provide excise tax gross-ups
• Disclose financial performance metrics and goals used in our incentive plans	• Allow executive officers to hedge or pledge Company stock
• Create alignment between executives and shareholders through a long-term incentive linked to stock price and measurement of stock performance versus peer companies	• Provide special supplemental executive retirement programs
• Maintain meaningful executive stock ownership and retention guidelines	• Provide tax gross-ups on perquisites
• Annually review the risk profile of compensation programs and maintain risk mitigators	• Provide significant perquisites
• Provide moderate severance and change-in-control protection
• Beginning with 2016 awards, require double-trigger vesting on long-term equity awards

•  Maintain a clawback policy allowing recovery of cash or equity-based compensation in certain circumstances including material negative revisions to relevant financial results, material violations of the Code of Business Conduct and reckless supervision under certain circumstances

• Retain an independent compensation consultant engaged by, and reporting directly to, the Committee

2018 in Brief

In 2018, our team’s successful business plan execution in a strong freight market produced record financial performance. Notable financial and operational highlights from 2018 include the following:

•	Consolidated operating revenue increased $151.6 million, or 13.0%, to a record $1.3 billion for the year ended December 31,2018.

•	Consolidated income from operations increased $13.3 million, or 12.2%, to a record $122.1 million for the year ended December 31,2018.

•	Consolidated net income increased $4.8 million, or 5.5%, to a record $92.1 million for the year ended December 31,2018.

•

We continued executing on our multi-year strategy to increase freight volumes and revenues by offering new and enhanced services that address more of our customers’ premium transportation needs. These services include LTL pickup and delivery, customer label integration, expedited truckload, temperature-controlled shipments, warehousing, drayage, final mile solutions, customs brokerage and shipment consolidation and handling services.

•	We continued to implement enhancements to our safety program and saw our overall accident rate decrease by approximately 20% in 2018.

•

Intermodal continued executing its growth strategy by acquiring certain assets of Multi-Modal Transport Inc. (“MMT”) and Southwest Freight Distributors (“Southwest”). Intermodal’s operating revenue increased $46.3 million, or 29.9%, to $201.0 million for the year ended December 31,2018.

•

The Company generated a record $152.6 million of cash flow from operations for the twelve months ended December 31, 2018, compared to $103.4 million for the same period in 2017. After utilizing $55.5 million in cash in investing activities in 2018, the Company returned $84.5 million to shareholders through dividends and our stock repurchase program.

•	Free cash flow was a record $117.3 million in the year ended December 31, 2018 compared to $67.5 million in the same period of 2017.

•	Net income per diluted share was a record $3.12 for the year ended December 31, 2018 compared to $2.89 in the same period of 2017.

Based on our financial and operational performance, our pay-for-performance philosophy and the design of our pay programs led to the following Committee actions and plan payouts to our NEOs for 2018:

•	Base salaries. Approved base salary increases to our NEOs in January 2018 as follows:

	2017	2018
NEO	Base Salary	Base Salary	% Increase	Rationale
Mr. Campbell	$750,000	$850,000	13.3%	Merit increase + market adjustment (no increase since 2016)
Mr. Ruble	464,000	483,000	4.1%	Merit increase
Mr. Jewell	464,000	478,000	3.0%	Merit increase
Mr. Morris	409,000	440,000	7.6%	Merit increase + market adjustment
Mr. Hance	374,000	389,000	4.0%	Merit increase

•

Short-term incentive payouts. Based on operating income performance at the Company and business unit level (as applicable) and individual performance, approved payouts to our NEOs under our annual incentive plan that ranged from 112.7% to 143.6% of target. Mr. Campbell received 115.3% of target and Mr. Schmitt received a prorated payout of 119.1% of target.

•

Long-term incentive grants. In order to promote stock ownership and continue to retain senior leadership during times of transition, the Committee approved a change to the allocation of the long-term incentive awards to our NEOs to provide

50% of the award in restricted stock, 25% in stock options and 25% in performance shares. Like in 2017, the aggregate grant date fair value of the awards was $1,500,000 for Mr. Campbell and $330,000 for each other NEO. Mr. Schmitt received an aggregate target long-term incentive award valued at $3,291,000 intended to cover both 2018 and 2019 divided evenly between restricted shares and stock options. Mr. Schmitt did not receive an additional long-term incentive award in 2019.

•

Long-term performance plan payouts. Based on total shareholder return relative to our peer companies, our 50th percentile ranking resulted in approved payouts for the January 2016 to December 2018 performance period equal to 100% of target. The value of those grants was $500,000 for Mr. Campbell and $110,000 for each of Messrs. Jewell, Ruble and Hance. Mr. Schmitt and Mr. Morris did not receive a payout as they were not employed on the date of grant.

Role of Shareholder Say on Pay Vote

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say on pay proposal”). At the Company’s annual meeting of shareholders held in May 2018, approximately 97.4% of the votes cast on the say on pay proposal were voted in favor of the proposal. The Committee believes this outcome affirms shareholders’ support of our approach to executive compensation and we generally did not change our approach in 2018 based upon the results of this advisory vote. The Committee will continue to consider the outcome of say on pay votes when making future compensation decisions for the NEOs.

Role of the Compensation Committee

The Compensation Committee is responsible for reviewing and approving executive compensation policies, plan designs and the compensation of our senior officers, including our NEOs. The Committee considers various factors in making compensation determinations, including the officer’s responsibilities and performance, the effectiveness of our programs in supporting short-term and long-term financial, operational and strategic objectives, and overall financial performance. The Committee coordinates the full Board’s annual review of the Chief Executive Officer’s performance and considers the Board’s assessment in its compensation decisions related to the Chief Executive Officer.

To this end, the Committee conducts an annual review of executive officer pay levels, reviews market data updated periodically by Meridian, approves changes to program designs (including post-termination arrangements) based on an assessment of competitive market practice and emerging trends, oversees the development of succession plans, and evaluates the risks associated with our executive compensation programs.

Role of the Compensation Consultant

The Committee has selected and directly retains the services of Meridian. The Committee periodically seeks input from Meridian on a range of external market factors including evolving compensation trends, appropriate peer companies to compare programs, practices and performance and market survey data for benchmarking pay levels. Meridian also provides general observations on the Company’s compensation programs, and policies but it does not determine or recommend the amount or form of compensation for the NEOs. During 2018, Meridian attended all seven Committee meetings. The Committee determined that Meridian was independent during 2018 per Nasdaq listing standards and had no conflicts of interest to disclose.

Role of Executive Officers in Compensation Decisions

At the request of the Compensation Committee, the Chief Executive Officer makes recommendations regarding base salary, annual incentive pay and long-term equity incentive awards for the other NEOs and provides the Committee with justification for such awards. In forming his recommendations, he considers information provided by the Senior Vice President of Human Resources and assessments of individual contributions, achievement of performance objectives and other qualitative factors. While the Committee gives great weight to the recommendations of the Chief Executive Officer, it has full discretion and authority to make the final decision on the salaries, annual incentive awards and long-term equity incentive awards as to all of the NEOs. The Chief Executive Officer does not make recommendations concerning his own compensation and is not present during deliberations and voting regarding his own compensation.

The Chief Executive Officer, Senior Vice President of Human Resources, Chief Financial Officer and Chief Legal Officer regularly attend Compensation Committee meetings at the Committee’s request. The Senior Vice President of Human Resources typically presents recommendations for program design changes and individual pay levels for executive officers (except for his own), taking into consideration individual performance of each incumbent, appropriate benchmarking information and issues that may arise from an accounting, legal and tax perspective.

Setting Executive Compensation

Based on the foregoing objectives, we have structured executive compensation to motivate executives to achieve our business goals and to reward the executives for achieving such goals.

For the fiscal year ended December 31, 2018, the components of compensation for NEOs were:

•	Base salary;

•	Annual incentive compensation;

•	Long-term equity incentive compensation; and

•	Retirement and other benefits (available to all employees).

The Committee combines these elements, particularly base salary and short and long-term incentives, to provide a total compensation package designed to attract highly qualified individuals and provide incentives to align efforts and motivate executives to deliver company performance that creates shareholder value. The total value of the compensation package is weighted more heavily towards the variable incentive components.

At the beginning of 2018, the Committee established a total target compensation for each NEO, except for Mr. Schmitt, comprised of base pay, annual incentives and long-term incentives (“LTI”). The Committee referred to market data included in Aon Hewitt’s Total Compensation Measurement general industry database which is periodically provided by the Committee’s independent compensation consultant. When utilizing the Aon Hewitt data, the Committee focused on pay opportunities at the size-adjusted 50th percentile of the market for executives holding similar positions. In addition to the market data for similarly situated positions, the Committee also considered other factors when establishing target total compensation opportunities, including, but not limited to the experience level of the individual, the value of the individual executive to the Company, the individual’s position within the Company and existing and prior year awards.

In 2018, the total target compensation set at the beginning of the year for the NEOs is set forth in the chart below.

		Target Annual Incentives
NEO	Base Salary	Dollar Amount	As a Percent of Base Salary	Target Long Term Incentive	Total Target Compensation
Mr. Campbell	$850,000	$1,062,500	125%	$1,500,000	$3,412,500
Mr. Ruble	483,000	362,250	75%	330,000	1,175,250
Mr. Jewell	478,000	358,500	75%	330,000	1,166,500
Mr. Morris	440,000	330,000	75%	330,000	1,100,000
Mr. Hance	389,000	291,750	75%	330,000	1,010,750

In the second quarter of 2018, the Committee determined Mr. Schmitt’s target total direct compensation for 2018 in connection with his appointment as our President and CEO effective September 1, 2018. In determining Mr. Schmitt’s compensation, the Committee sought input and advice from its independent compensation consultant, Meridian, on competitive pay levels for incoming CEOs. In addition, the Committee reviewed historical CEO pay levels at the Company and CEO compensation of our industry peers in order to design an overall compensation package to attract and retain Mr. Schmitt, create alignment with our shareholders, directly link pay to performance and promote long-term stock ownership. Mr. Schmitt’s target compensation consists of an annual base salary of $800,000, a target annual incentive of $800,000 (i.e., 100% of base) and an expected annual long-term incentive opportunity (beginning in 2020) of $1,400,000. For more information regarding Mr. Schmitt’s actual 2018 direct compensation, including pro-ration of certain incentive compensation components, his initial equity award and the grant of a cash sign-on bonus, see “CEO Transition” on pages 20-21.

Our compensation programs are designed to motivate strong annual and long-term performance. We set a majority of total compensation (base salary, annual incentives and long-term incentives) for the NEOs to be “at risk”, meaning that the compensation is earned by meeting annual or long-term performance goals or is influenced by stock price. The 2018 compensation elements with “at risk” components are as follows:

(1)	Reflects value of 2018 long-term incentive grant valued at $3,291 million split evenly between restricted shares and stock options.
(2)	Reflects $1.4 million value of Mr. Schmitt’s expected annual LTI award in 2020.

The compensation that an executive actually receives will differ from that executive’s target compensation for a variety of reasons. Annual incentive payouts are based on Company performance against financial targets and achievement of individual and business objectives. Compensation realized from long-term incentive awards is dependent upon stock price performance and relative total shareholder return versus peer companies.

Base Salary

The objective of base salary is to reflect the base market value of the executive’s role. It is designed to reward core competence in roles that are complex and demanding. We choose to pay base salary because it is required for talent attraction and retention.

Base salaries for 2018 for the NEOs were determined for each executive based on position and responsibility and by reference to market data. The Committee also considers factors such as internal pay equity, level of experience and qualifications of the individual, scope of responsibilities and future potential, succession planning and objectives established for the executive as well as the executive’s past performance. The base salaries for the NEOs for the fiscal year ended December 31, 2018 are set forth in the “Salary” column of the Summary Compensation Table on page 40 of this Proxy Statement.

Annual Incentive Compensation

The objective of our annual cash incentive plan is to focus on attaining specific short-term financial and business goals that lead to our long-term success and promote retention of our executive talent. The annual cash incentive plan is designed to reward achievement of operating income targets and individual objectives important to the Company’s short-term and long-term success. Payments made under the annual incentive compensation program were made in cash, calculated as a percentage of annual base salary as described in more detail below.

Annual cash incentive plan target opportunity levels (as a percentage of base salary) approved by the Committee for the NEOs in 2018, which remain unchanged from the prior year for all but Mr. Campbell’s (which increased from 100% to 125% of base salary to better align with market), were as follows:

NEO	2018 Target Bonus Opportunity (as a percent of base salary)
Mr. Campbell	125%
Mr. Ruble	75%
Mr. Jewell	75%
Mr. Morris	75%
Mr. Hance	75%

The components of the Annual Incentive Plan for each Named Executive Officer and their weighting with respect to the total cash incentive opportunity are reflected in the chart below.

Executive	Annual Cash Incentive Plan Components of Plan		Weighting as a % of Target
Schmitt	Corporate Performance		100% (1)
Campbell, Morris and Hance	(1)	Corporate Performance	80%
	(2)	Individual Performance	20%
Ruble and Jewell	(1)	Business-Segment Performance	—
		Ruble: Expedited LTL	—
		Jewell: Intermodal	50%
	(2)	Corporate Performance	30%
	(3)	Individual Performance	20%

(1)

Because Mr. Schmitt commenced employment with the Company on September 1, 2018, well after the beginning of the year individual goal-setting process concluded, the Committee made 100% of his pro-rated annual incentive for 2018 dependent upon Corporate Performance.

Payout under each component can range from 0% of target (when threshold performance is not achieved) to 200% of target (when maximum or performance above target is achieved).

Corporate Performance and Business-Segment Performance Operating Income Goals. The Committee established corporate and business-segment operating income goals for 2018 and corresponding incentive payments for achievement of such goals. Goals were set to represent four incremental performance levels: low, target, high and stretch. The target level for operating income generally reflects our internal business plan at the time the target is established, subject to adjustment to take into account known headwinds or tailwinds and other economic conditions. Low, high and stretch levels are designed to provide a smaller award for lower levels of acceptable performance (low) or reward exceptional levels of performance (high and stretch). Payout for performance between points is interpolated on a straight-line basis. The Committee retains discretion as to the amount of the ultimate short-term incentive to be paid. In 2018, for purposes of determining the achievement of operating income goals under the annual cash incentive plan, the Committee determined to exclude from operating income unbudgeted expenses ($2.7 million at the corporate level) related to the Company’s CEO transition.

The 2018 operating income goals and corresponding performance levels are noted below.

Operating Income ($000s)	Low	Target	High	Stretch	FY 2018 Results	% of Target Payout
Corporate (1)	$106,695	$121,394	$130,029	$136,783	$124,687	119.1%
Business-Segment	—	—	—	—	—	—
Expedited LTL (2)	$88,136	$96,086	$100,492	$103,468	$97,836	114.0%
Intermodal (3)	$11,872	$14,000	$15,342	$16,491	$23,266	200.0%
% of Target Payout	50%	100%	150%	200%	—	—

(1)

Target represents an 11.6% increase over operating income for 2017. Corporate operating income results for FY 2018 were adjusted to exclude $2.7 million of unbudgeted expenses related to CEO transition.

(2)	Target represents a 9.2% increase from 2017 results. Expedited LTL operating income results for FY 2018 were adjusted to exclude $1.5 million of unbudgeted expenses related to CEO transition.
(3)	Target represents an 8.0% increase from 2017 results.

Individual Objectives. Individual personal objectives specific to each executive officer position were set at the start of the fiscal year. At the end of the fiscal year, the Chief Executive Officer evaluated the performance of the other NEOs against those personal objectives, taking into account the extent to which the goals were met, unforeseen financial, operational and strategic issues of the Company, and any other information deemed relevant. The Committee reviewed and approved this performance evaluation and evaluated the performance of the Chief Executive Officer in a similar manner with input from the full Board. Based on the results of this review, the Committee determined the amount of awards, if any, made in connection with an executive’s attainment of the executive’s individual objectives.

2018 Annual Incentive Payout. The Committee met in February 2019 to determine whether the Company’s 2018 performance merited payment to the NEOs under the annual cash incentive plan, and, if so, to determine the amount of such incentive awards.

•	Corporate Performance Component: Adjusted income from operations was $124.7 million, which resulted in a payout of 119.1% of the total target Corporate Performance annual incentive opportunity.

•

Business-Segment Performance Component: Expedited LTL’s adjusted income from operations was $97.8 million, which resulted in a payout of 114.0% of the target Business-Segment Performance incentive opportunity for Mr. Ruble. Intermodal’s income from operations was $23.3 million, which resulted in a payout of 200.0% of the target Business- Segment Performance incentive opportunity for Mr. Jewell.

•	Individual Performance: The Committee also considered performance against the individual objectives set for the NEOs. In 2018, those individual objectives encompassed:

•	Contributions to meeting established corporate and departmental goals;

•	Contributions to succession and talent development initiatives;

•	Continuous improvement of business and functional operations; and

•	Personal development in areas of leadership, planning and teamwork.

After a performance appraisal of each executive officer and a review of their achievement of the personal goals which had been set for them, Mr. Schmitt recommended to the Committee an achievement of 100% of target for each NEO’s personal individual objectives, which they approved. The Compensation Committee evaluated the performance of Mr. Campbell in a similar manner. In addition to the factors mentioned above, Mr. Campbell’s individual performance objectives also included contributions to and management of an effective and orderly CEO transition. Based on its review, the Committee determined that Mr. Campbell also achieved his personal individual objectives for 2018 at target levels.

The actual awards made to each NEO under the Operating Income and Individual Objectives Component of the annual cash incentive plan are shown in the chart below.

Executive	Corporate Performance Component	Individual Objectives Component	Business-Unit Performance Component	Total Payout Under 2018 Annual Cash Incentive Plan
Mr. Campbell	$1,012,350	$212,500	N/A	$1,224,850
Mr. Schmitt (1)	317,997	N/A	N/A	317,997
Mr. Ruble	142,831	79,950	227,858	450,638
Mr. Jewell	128,092	71,700	286,800	514,627
Mr. Morris	314,424	66,000	N/A	380,424
Mr. Hance	277,979	58,350	N/A	336,329

(1) Mr. Schmitt’s Annual Incentive was pro-rated to reflect the time period in 2018 he was employed by the Company.

Long-Term Equity Incentive Awards

The objective of providing long-term incentives (LTI) is to attract and retain critical leadership, align executive interests to those of shareholders, enhance long-term thinking in general and focus executives on metrics that lead to increased shareholder value over the long term. Our long-term incentives are specifically designed to reward for stock price appreciation and outperformance of shareholder return relative to industry peer companies.

At the beginning of 2018, the Committee established target values for each NEO for the total LTI component and made grants consisting of three types of awards: stock options, restricted stock and performance shares. There were no changes to the total long-term incentive target value for any of the NEOs from 2017 levels.

Changes to LTI Program for 2018. In February 2018, the Committee changed the weighting of the awards granted to NEOs under our long-term incentive plan. The Committee approved shifting from the equal weighting of each vehicle (i.e., l/3rd restricted shares, l/3rd options and l/3rd performance shares) to the following weighting: 50% restricted shares, 25% stock options, and 25% performance shares. The change in LTI weighting was made to promote retention and stock ownership among our executives, which we believe will further align our executives’ interests with the interests of our shareholders. In connection with the change in weighting, the Committee increased ownership multiples for the NEOs under the Company’s stock ownership guidelines. Those ownership multiples are set forth on page 37 of this proxy under the section entitled “Stock Ownership Guidelines.” Accordingly, in February 2018, the Committee approved the following target long-term incentive awards for the NEOs:

Executive	2018 Stock Option Grant	2018 Restricted Stock Grant	2018 Target Performance Share Grant	2018 Total Long-Term Incentive Award
Mr. Campbell	$375,000	$750,000	$375,000	$1,500,000
Mr. Ruble	82,500	165,000	82,500	330,000
Mr. Jewell	82,500	165,000	82,500	330,000
Mr. Morris	82,500	165,000	82,500	330,000
Mr. Hance	82,500	165,000	82,500	330,000

Recognizing that 2018 was his first year with Forward Air, the Committee structured Mr. Schmitt’s pay package to give him a significant stake in the company from day one. Accordingly, upon the commencement of his employment on September 1, 2018, Mr. Schmitt was awarded an aggregate target long-term incentive award valued at $3,291,000 split approximately evenly between restricted shares and stock options, which will vest equally on each of the first, second and third anniversaries of the grant date. This at-risk award provided an initial inducement while immediately aligning Mr. Schmitt’s performance-incentives with those of our broader leadership team and shareholders. This award is intended to serve as Mr. Schmitt’s long-term Incentive award for both 2018 and 2019, as Mr. Schmitt will receive no additional long-term incentive award in 2019. Mr. Schmitt’s annual LTI value going forward is expected to be approximately $1.4 million.

Equity-based awards. The value to the executive of all three components comprising long-term equity compensation in 2018 (stock options, restricted stock and performance shares) is impacted by the performance of the Company’s stock.

•	A stock option provides value to the executive only if share price increases.

•	Restricted stock becomes more valuable to the executive if our stock price increases, and the executive shares in the downside risk of a decline in our stock price.

•	The number of performance shares earned, if any, will depend on how the Company’s stock performs relative to transportation industry peers.

As it is possible that there will be no payout under the performance shares or value earned under the stock options, these awards are completely “at-risk” compensation. This emphasis on at-risk compensation in the LTI awards accomplishes our goal of creating a pay-for-performance culture at the executive level, while striking the appropriate balance between risk, retention and reward. Each element of the LTI is discussed in more detail below.

Stock Options. A stock option is the right to purchase the Company’s common stock at a fixed price for a defined period of time. In 2018, grant sizes of stock options for the NEOs were calculated generally by multiplying the target LTI economic value by the weighting assigned to the options component and dividing it by the value of a single option determined under the Black-Scholes methodology and based on assumptions used for recognizing expense in our financial statements contained in our Annual Report in accordance with generally accepted accounting principles (“GAAP”). For the 2018 option grant, the grant date fair value was $15.56 per share.

The exercise price for options was equal to the closing price of our common stock on the date the option was granted, $58.40. The options vest evenly over a three-year period. Consistent with option grants to the Chief Executive Officer over the past four years, options granted to Mr. Campbell in 2018 were subject to a financial performance standard whereby vesting was contingent upon the Company’s achievement of pre-established annual operating income goals within a three-year period. All of the options granted to the NEOs will expire if not exercised within seven years of the grant date. To the extent not earlier vested, these options will vest upon the death or disability of the recipient, as well as upon involuntary termination of employment in connection with or within 24 months after the change in control.

Restricted Stock. A share of restricted stock is a share of the Company’s common stock that is subject to vesting requirements based on continued employment. Restricted stock grant sizes are calculated generally by multiplying the target LTI economic value by the weighting assigned to the restricted stock component and dividing it by the value of a single share of common stock determined using the estimated grant date fair value. The estimated grant date fair value of the restricted shares awarded to the NEOs in February 2018 was $58.40, the closing price of the Company’s common stock on the date of grant.

Shares granted under restricted stock awards are restricted from sale or transfer until vesting occurs, and restrictions lapse in three equal installments beginning one year after the date of grant. Dividends are paid in cash on a current basis throughout the vesting period. To the extent not earlier vested, these options will vest upon the death or disability of the recipient, as well as upon involuntary termination of employment in connection with or within 24 months after the change in control.

Performance Shares. A performance share is the right to receive a share of Company common stock based upon the achievement of certain performance criteria. Performance share grant sizes awarded in 2018 were calculated by multiplying the target LTI economic value by the weighting assigned to the performance share component and dividing it by $72.30, the value of a single performance share on the date of grant determined using a Monte Carlo valuation model.

Performance shares are earned on the basis of our Total Shareholder Return (“TSR”) measured over a three-year period, relative to the TSR of a peer group of transportation companies. For performance share awards made in 2016 and after, the following 12 companies were included in the TSR peer group:

C.H. Robinson Worldwide, Inc.	Landstar System, Inc.

Expeditors International of Washington, Inc.	Old Dominion Freight Line, Inc.

FedEx Corporation	Roadrunner Transportation Systems, Inc.

Hub Group, Inc.	United Parcel Service, Inc.

J.B. Hunt Transport Services, Inc.	Werner Enterprises, Inc.

Knight Transportation, Inc.	XPO Logistics, Inc.

TSR reflects the change in share price plus reinvestment of dividends, with beginning and ending share price calculated as follows:

•	Beginning market price equals the average closing price on the 30 trading days immediately preceding and including the first day of the performance period.

•	Ending market price equals the average closing price on the last 30 trading days of the performance period.

The actual number of performance shares earned is based on the percentile of our TSR among the TSRs of the comparator group companies described above during the three-year performance period. The performance shares pay out in shares of our common stock shortly after the close of the three-year performance period. Payouts can range from 0 to 200% of the target number of performance shares awarded. The chart set forth below determines the percent of a target award to be paid for grants made in 2018. Payout for performance between points is calculated using straight-line interpolation.

Performance Level	Payout (as a % of Target)
90th percentile or higher	200%
70th percentile	150%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%

Dividends are not paid on unvested performance shares bur rather are paid if and when the underlying performance shares have been earned and vested. Performance shares vest upon the death or disability of the recipient at target, as well as upon involuntary termination of employment in connection with or within 24 months after the change in control as such term is defined in the 2016 Omnibus Incentive Compensation Plan (the “Omnibus Plan”).

Awards made to the NEOs under the Omnibus Plan for the fiscal year ended December 31, 2018 are set forth in the Grants of Plan-Based Awards for Fiscal 2018 Table on pages 43-44 of this Proxy Statement.

2016 Performance Shares. Based on our TSR of 34.8% for the January 2016 to December 2018 performance period, we ranked at the 50th percentile of our transportation industry peer group. As a result, these awards paid out at 100% of target.

Special 2018 Equity Retention Awards to NEOs. On June 12, 2018, the Committee approved grants of restricted shares to Messrs. Morris, Jewell, Ruble and Hance, each valued at $330,000 as of the grant date, to motivate each of them to remain in their current positions for a period of time to ensure an effective and orderly CEO transition. These restricted shares will fully vest two years following the grant date.

Changes to LTI Program for 2019

In February 2019, management proposed and the Committee approved the following change to the long-term incentive design for awards provided to the NEOs (other than Mr. Schmitt who did not receive a grant) in 2019:

•

Replace stock options (weighted 25% of award) with performance shares earned based on achievement of 3-year cumulative earnings before interest, tax, depreciation and amortization per share (“EBITDA Per Share”) versus target.

•	Continue to deliver remaining 75% through grants of restricted stock (50%) and performance shares earned through relative TSR performance versus peers (25%).

The Committee believes this is an appropriate change in that it:

•	Promotes retention and stock ownership;

•	Reduces emphasis on stock options (which have been declining in market prevalence and weight);

•	Increases weight of performance shares to 50% of total target award value; and

•	Focuses executives on an internal financial measure that would capture growth in EBIT while providing insight into cash flow.

Retirement and Other Benefits

Our NEOs received the same retirement and other benefits as other employees at the Company. We choose to pay these benefits to meet the objective of having a competitive retirement and benefit package in the marketplace. Retirement benefits reward employees for saving for their retirement and for continued employment. Welfare benefits such as medical and life insurance reward continued employment.

All full-time Company employees, including the NEOs, are entitled to participate in the 401(k) retirement savings plan. Under that plan, for each pay period, the Company provides a $0.25 matching contribution for every dollar an employee elects to defer into the 401(k) plan, limited to elective deferrals up to 6% of the employee’s compensation for the pay period. The matching contribution is subject to the rules and regulations on maximum contributions by individuals under such a plan. Matching contributions to the NEOs for the fiscal year ended December 31, 2018 are reflected in the “401(k) Match” column of the All Other Compensation Table on page 42 of this Proxy Statement.

Additionally, all full-time employees, including the NEOs, are eligible to participate in the 2005 Employee Stock Purchase Plan (the “ESPP”) upon enrolling in the ESPP during one of the established enrollment periods. Under the terms of the ESPP, eligible employees can purchase shares of the Company’s common stock through payroll deduction and lump sum contributions at a discounted price. The purchase price for such shares of common stock for each option period, as described in the ESPP, will be the lower of: (a) 90% of the closing market price on the first trading day of an option period (there are two option periods each year—January 1 to June 30 and July 1 to December 31) or; (b) 90% of the closing market price on the last trading day of the option period. Under the ESPP, no employee is permitted to purchase more than 2,000 shares of the Company’s common stock per option period or shares of common stock having a market value of more than $25,000 per calendar year, as calculated under the ESPP.

The NEOs are also eligible to participate in the Company’s health, dental, disability and other insurance plans on the same terms and at the same cost as such plans are available to all full-time employees. The Company does not have a supplemental executive retirement plan or one that provides for the deferral of compensation on a basis that is not tax-qualified.

Severance Arrangements

The Company maintains an employment agreement with Mr. Campbell, which was put in place to secure his services and provide for certain benefits upon termination of employment, and also to protect the Company’s interests by imposing confidentiality, noncompetition, nonsolicitation and other restrictive covenants. Under Mr. Campbell’s Employment Agreement dated October 30, 2007, described in detail below, if the Company were to terminate Mr. Campbell without “just cause,” then he would be entitled to receive (i) his base salary for the longer of one year from the date of termination or the remainder of the then-pending term of the Employment Agreement but not to exceed two years; (ii) any unpaid bonus amounts previously earned; and (iii) continued insurance coverage for one year from the date of such termination. In the event of a change in control, Mr. Campbell may elect to resign and receive (a) his base salary for one year following the date of the change of control; and (b) a cash bonus equal to the prior year’s year-end cash bonus, plus any unpaid bonus amounts previously earned. The payments due to Mr. Campbell in the event he is terminated without “just cause” or following a change in control are set forth in the “Termination without Cause and Change of Control” columns of the 2018 Potential Payments upon Termination, Change of Control, Death and Disability Table on pages 54-55 of this Proxy Statement.

Our other executive officers, including Mr. Schmitt, are covered by an executive severance and change in control plan (the “Severance Plan”), which became effective January 1, 2013, and was amended and restated May 24, 2018. The objectives of the Severance Plan are to enhance the attraction and retention of executive talent during corporate upheaval, enable management to evaluate and support potential transactions that might be beneficial to shareholders even though the result would be a change in control of the Company, and obtain important corporate protections upon terminations of employment. The plan is designed to reward executives for remaining employed when their prospects for continued employment following a change in control or other corporate upheaval may be uncertain. We chose to adopt the plan to protect shareholder value in such events by increasing the possibility of retaining an intact management team.

The severance benefits available to our NEOs under the Severance Plan are described in more detail under the Section entitled “Potential Payments upon Termination, Change of Control, Death or Disability” on pages 52-55 of this Proxy Statement and in the table set forth on pages 54-55 of that Section.

Tax and Accounting Implications

The Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although the Committee designs the Company’s plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program.

Accounting for Executive Compensation. We account for stock-based compensation in accordance with GAAP. Consequently, stock-based compensation cost is measured at the grant date based on the fair value of the award in accordance with FASB ASC Topic 718. We generally recognize stock-based compensation expense ratably over the vesting period of each award except as required otherwise by FASB ASC Topic 718.

Other Compensation and Governance Policies Risk Management

Our incentive program rewards reasonable risk-taking, accomplished through both program design and Committee processes.

Program design features for NEOs that mitigate risk include the following:

•	Balanced mix of pay including base salary (fixed compensation) and a balance of annual (cash) and long-term (equity) incentives;

•	Capped short-term incentives;

•	Short-term incentive goals tied to financial goals of corporate-level strategic plan;

•	Annual equity-based incentive grants without backdating or repricing;

•	Stock ownership guidelines applicable to senior executive officers, as described below;

•	Prohibition on hedging and pledging Company stock, as described below; and

•	A compensation recoupment or “clawback” policy, as described below.

Committee processes mitigating risk include:

•	Overall administration of executive plans by the Committee;

•	Reasonable short-term incentive goals;

•	Financial performance objectives based upon budget objectives that are reviewed and approved by the Committee and the Board;

•	Avoidance of steep payout cliffs;

•	Ongoing and active discussion of the Committee with management regarding process on short-term and long-term goals; and

•	Committee authority to pay less than the maximum short-term incentive amount after assessing the overall contribution and performance of the executive officers.

Other incentive programs either have similar characteristics or are small in amount.

Stock Ownership Guidelines

The Company has adopted executive stock ownership and retention guidelines (the “Ownership Guidelines”). These Ownership Guidelines are applicable to executive officers, including the NEOs. Our Ownership Guidelines are designed to increase executives’ equity stakes in the Company and to align executives’ interests more closely with those of shareholders. The Ownership Guidelines require covered executives to own, and hold during his or her tenure with the Company, shares of the Company’s common stock sufficient in number to satisfy the relevant amount specified below as a multiple of the executive’s annual base salary. Effective February 6, 2018, these Ownership Guidelines were amended to increase the ownership multiples applicable to the NEOs and other executive officers as reflected in the chart below:

Position	Value of Common Stock to be Owned
Chief Executive Officer, Executive Chairman	6 times base salary

Presidents, COO, CFO and CLO	3 times base salary

All other executive officers	2 times base salary

Until the executive achieves the applicable ownership level, he or she is required to retain 50% of the net number of shares of common stock acquired through Company-provided stock-based awards, the vesting of restricted stock awards, the delivery of shares in settlement of stock units or performance share awards, or the delivery of shares to the executive through any other incentive compensation arrangement. This retention requirement applies only to stock-based awards that are granted on or after January 1, 2013. No retention requirement applies under the Ownership Guidelines to shares acquired in excess of the requisite ownership level. Shares underlying unexercised stock options and unvested or unearned performance share awards or performance units do not count towards the stock ownership guidelines. Effective February 6, 2018, the Ownership Guidelines were amended to allow unvested restricted stock and unvested stock units to count towards the stock ownership guidelines.

Prohibition Against Hedging and Pledging

The Company’s Insider Trading Policy prohibits executive officers from engaging in any form of hedging transaction. In addition, the policy prohibits executive officers from holding Company securities in margin accounts and from pledging Company securities as collateral for loans. The Company believes that these policies further align our executives’ interests with those of our shareholders.

Policy on Recoupment of Executive Compensation

The Company has adopted a discretionary incentive compensation clawback policy (the “Recoupment Policy”) that applies to its executive officers, including the NEOs, and certain other specified employees. In February 2019, the Company approved amendments to the Recoupment Policy that expanded its reach. This amended policy allows the Company to seek reimbursement with respect to incentive compensation paid or awarded to executive officers in any of the circumstances listed below.

•	A determination is made that the executive officer engaged in fraud, theft, misappropriation or embezzlement.

•

A determination is made that the Company is required to file an accounting restatement with the SEC that resulted from either the intentional misconduct of the executive officer or, regardless of the existence of intentional misconduct, results in a material negative revision of a financial or operating measure that was used to determine incentive compensation.

•

Any other material negative revision of a financial or operating measure within 36 months after such financial or operating measure served as the basis on which incentive compensation was awarded or paid to an executive officer.

•	An error or calculation of an executive officer’s incentive compensation payout within 6 months after such erroneous amount is paid.

•	Material violations of the Company’s Business Code of Conduct and Ethics that could reasonably lead to a material financial or reputational harm to the Company.

•

The executive officer is terminated from employment by the Company due to a felony conviction or the failure to contest prosecution for a felony or, in the Committee’s determination, for such executive officer’s gross negligence, willful misconduct or dishonesty, any of which could reasonably lead to material financial or reputational harm to the Company.

•

The executive officer’s failure to report or reckless failure to supervise his or her direct reports which in the Committee’s determination, resulted in such executive officer’s failure to detect, in each case, gross negligence, willful misconduct or dishonesty on the part of others, any of which could reasonably lead to material financial or reputational harm to the Company.

The Recoupment Policy allows the Company to recover incentive compensation awarded to the affected executive officers, including, but not limited to, bonuses, annual, periodic or long-term cash incentive compensation, stock-based awards and the Company stock acquired thereunder, and sale proceeds realized from the sale of Company stock acquired through stock-based awards. All actions taken and decisions made relating to the Recoupment Policy are in the Committee’s sole and absolute discretion.

Key Provisions of Stock Incentive Plan and Omnibus Plan

The Company’s Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”) and Omnibus Plan incorporate certain terms and procedures that reflect the current compensation philosophy of the Company’s Compensation Committee. Specifically, both plans prohibit the repricing or cash-out of underwater stock options and SARs without prior shareholder approval. They also provide that the taking of certain permitted actions affecting outstanding awards in the event of a change in control of the Company will be conditioned upon the consummation of the transaction giving rise to the change in control and will not be taken with respect to any awards that are subject to the provisions of Section 409A of the Internal Revenue Code (“Section 409A”) if the action would result in a violation of Section 409A. Finally, awards granted under the Stock Incentive Plan and Omnibus Plan are made subject to the Recoupment Policy on incentive compensation.

Compensation Committee Report on Executive Compensation

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Forward Air Corporation specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Form 10-K filed with the SEC.

Submitted by: R. Craig Carlock, Chairman C. John Langley Ronald W. Allen W. Gilbert West The Compensation Committee of the Board of Directors

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation earned in 2018, 2017 and 2016 by the NEOs.

Name & Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Award(s) ($)(2)	Option Award(s) ($)(3)	Payouts Under Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total
Bruce A. Campbell (6)	2018	$850,000	$—	$1,125,000	$375,000	$1,224,850	$19,782	$3,594,632
	2017	750,000	—	1,000,000	500,000	773,400	17,064	3,040,464
	2016	750,000	—	1,000,000	500,000	450,000	14,229	2,714,229
Thomas Schmitt (6)	2018	249,231	413,000	1,606,500	1,684,660	317,997	92,521	4,363,909
Michael J. Morris	2018	440,000	—	577,500	82,500	380,424	12,644	1,493,068
	2017	409,000	—	220,000	110,000	316,321	107,088	1,162,409
	2016	197,308	—	330,000	—	171,000	—	698,308
Matthew J. Jewell	2018	478,000	—	577,500	82,500	514,627	10,694	1,663,321
	2017	464,000	—	220,000	110,000	178,072	7,082	979,154
	2016	450,000	—	220,000	110,000	118,125	6,723	904,848
Chris C. Ruble	2018	533,000	—	577,500	82,500	450,638	11,250	1,654,888
	2017	464,000	—	220,000	110,000	435,592	7,642	1,237,234
	2016	450,000	—	220,000	110,000	244,278	7,283	1,031,561
Michael L. Hance	2018	389,000	20,000	577,500	82,500	336,329	11,250	1,416,579
	2017	374,000	—	220,000	110,000	309,252	9,469	1,022,721
	2016	360,000	—	220,000	110,000	162,000	8,910	860,910

(1)

With respect to Mr. Schmitt represents a sign-on cash bonus paid to Mr. Schmitt in connection with his appointment as the Company’s CEO. With respect to Mr. Hance, represents a special cash bonus of $20,000 paid in connection with his oversight and management of the CEO transition process.

(2)

Represents the aggregate grant date fair value of non-vested restricted share and performance share awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The awards for which the aggregate grant date fair value is shown in this table include the awards described in the Grants of Plan-Based Awards for Fiscal 2018 Table on pages 43-44 of this Proxy Statement. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC.

(3)

Represents the aggregate grant date fair value of stock option awards. The fair values of these awards were determined in accordance with FASB ASC Topic 718. The awards for which the aggregate grant date fair value is shown in this table include the awards described in the Grants of Plan-Based Awards for Fiscal 2018 Table on pages 43- 44 of this Proxy Statement. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC.

(4)	Represents cash incentives earned under the 2018 Annual Cash Incentive Plan.
(5)	See the All Other Compensation Table on page 42 of this Proxy Statement for additional information.
(6)	Effective September 1, 2018, Mr. Schmitt succeeded Mr. Campbell as the Company’s President and CEO.

All Other Compensation Table

The following table shows the components of “all other compensation” earned in 2018 by the NEOs.

Name & Principal Position	Year	Total All Other	Relocation Expenses (1)	Car Allowance & Commuting Expenses	401(k) Match (2)	Dividends (3)	Long-term Disability Insurance (4)
Bruce A. Campbell	2018	$19,782	$—	$—	$4,050	$14,886	$846
Thomas Schmitt	2018	92,521	86,277	—	1,462	4,500	282
Michael J. Morris	2018	12,644	—	—	4,050	7,748	846
Matthew J. Jewell	2018	10,694	—	—	3,494	6,354	846
Chris C. Ruble	2018	11,250	—	—	4,050	6,354	846
Michael L. Hance	2018	11,250	—	—	4,050	6,354	846

(1)	Includes moving expenses and temporary housing paid to, or on behalf of, Mr. Schmitt as part of his CEO hiring package.
(2)	The amount shown represents the Company’s contributions to the 401(k) Plan.
(3)	Represents dividend payments during 2018 on all non-vested restricted shares held by the executive. These dividend payments are nonforfeitable.
(4)	Represents premiums paid by the Company for long-term disability insurance for officers.

Grants of Plan-Based Awards for Fiscal 2018

The following table shows the plan-based awards granted to the NEOs in 2018.

Name & Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Shares to be Issued Under Equity Incentive Plan Awards (1)			All Other Stock Awards; Numbers of Stock (2), (4)	All Other Option Awards; Numbers of Securities Underlying Options (3), (4)	Exercise or Base Price of Option Awards (5)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
Bruce A.	2/5/2018	$—	$850,000	$1,700,000
Campbell
	2/5/2018				2,594	5,187	10,374				375,000
	2/5/2018							12,842			750,000
	2/5/2018								24,105	$58.40	375,000
Thomas	9/1/2018	—	600,000	1,200,000
Schmitt
	9/1/2018							25,000			1,606,500
	9/1/2018								100,000	64.26	1,684,660
Michael	2/5/2018	—	330,000	660,000
J. Morris
	2/5/2018				571	1,141	2,282				82,500
	2/5/2018							2,825			165,000
	2/5/2018								5,303	58.40	82,500
	6/12/2018							5,392			330,000
Matthew	2/5/2018	—	358,500	956,000
J. Jewell
	2/5/2018				571	1,141	2,282				82,500
	2/5/2018							2,825			165,000
	2/5/2018								5,303	58.40	82,500
	6/12/2018							5,392			330,000
Chris C.	2/5/2018	—	399,750	1,066,000
Ruble
	2/5/2018				571	1,141	2,282				82,500
	2/5/2018							2,825			165,000

Name & Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Shares to be Issued Under Equity Incentive Plan Awards (1)			All Other Stock Awards; Numbers of Stock (2), (4)	All Other Option Awards; Numbers of Securities Underlying Options (3), (4)	Exercise or Base Price of Option Awards (5)	Grant Date Fair Value of Stock and Option Awards
	2/5/2018								5,303	58.40	82,500
	6/12/2018							5,392			330,000
Michael	2/5/2018	—	291,750	778,000
L. Hance
	2/5/2018				571	1,141	2,282				82,500
	2/5/2018							2,825			165,000
	2/5/2018								5,303	58.40	82,500
	6/12/2018							5,392			330,000

(1)

Represents performance share awards granted in 2016, 2017 and 2018 under the Omnibus Plan. The performance shares cliff vest two-and-a-half months after the last day of the three-year performance periods that end December 31, 2018, December 31, 2019, and December 31, 2020 respectively. The number of shares that vest will be based on the TSR of Forward Air Corporation stock compared to the TSR of a determined peer group. See pages 32- 33 of this Proxy Statement for additional information.

(2)	Represents vested and unvested restricted shares granted under the Omnibus Plan.
(3)	Represents stock options granted under the Omnibus Plan.
(4)	Each grant vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.
(5)

In accordance with the provisions of the Omnibus Plan, the exercise price of stock option grants is set using the closing market price on the day of grant. In the event that there is no public trading of the Company’s common stock on the date of stock option grant, the exercise price will be the closing price on the most recent, prior date that the Company’s common stock was traded.

Outstanding Equity Awards at Fiscal Year-End

The following table shows information about outstanding equity awards at December 31, 2018.

	Option Awards				Stock Awards
Name & Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (3)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (2)
Bruce A. Campbell	24,486	—	37.14	2/7/13	2/7/20
	22,271	—	42.48	2/6/14	2/6/21
	20,746	—	50.71	2/9/15	2/9/22
	28,421	14,211	43.67	2/8/16	2/8/23
	13,785	27,570	47.82	2/6/17	2/6/24
	—	24,105	58.40	2/5/18	2/5/25
						23,629	$1,296,051	48,614	$2,666,478
Thomas Schmitt		100,000	64.26	9/1/18	9/1/25
						25,000	1,371,250	—	—
Michael J. Morris	3,033	6,065	47.82	2/6/17	2/6/24
	—	5,303	58.40	2/5/18	2/5/25
						12,299	674,600	6,180	338,973
Matthew J. Jewell	7,349	—	42.48	2/6/14	2/6/21
	6,846	—	50.71	2/9/15	2/9/22
	6,253	3,126	43.67	2/8/16	2/8/23
	3,033	6,065	47.82	2/6/17	2/6/24
	—	5,303	58.40	2/5/18	2/5/25
						10,590	580,861	10,694	586,566
Chris C. Ruble	—	3,126	43.67	2/8/16	2/8/23

	—	3,033	47.82	2/6/17	2/6/24
	—	3,535	58.40	2/5/18	2/5/25
						10,590	580,861	10,694	586,566
Michael L. Hance	4,407	—	37.14	2/7/13	2/7/20
	4,009	—	42.48	2/6/14	2/6/21
	6,846	—	50.71	2/9/15	2/9/22
	6,253	3,126	43.67	2/8/16	2/8/23
	3,033	6,065	47.82	2/6/17	2/6/24
	—	5,303	58.40	2/5/18	2/5/25
						10,590	580,861	10,694	586,566

(1)	In general, each grant vests equally over a three-year period with the first vesting occurring on the one-year anniversary of the grant date.
(2)	The market value is based on the closing price of the Company’s common stock on Nasdaq on December 31, 2018 of $54.85.
(3)

Represents performance share awards granted under the Omnibus Plan. The performance shares cliff vest after the close of their respective three-year performance periods. The number of shares that vest will be based on the TSR of Forward Air Corporation stock compared to the TSR of a determined peer group. See pages 32-33 of this Proxy Statement for additional information. Shares presented represent the maximum available award. As to date, the Company’s TSR performance under existing awards would result in payouts ranging from target to maximum payout.

Option Exercises and Stock Vested

The following table shows information about options exercised or shares acquired on vesting during 2018.

Name & Principal Position	Option Awards		Stock Awards
	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($) (1)
Bruce A. Campbell	25,940	$1,682,665	9,493	$531,753
Thomas Schmitt	—	—		—
Michael J. Morris	—	—	3,316	193,351
Matthew J. Jewell	16,640	1,022,905	2,329	130,199
Chris C. Ruble	8,441	510,681	2,329	130,199
Michael L. Hance	4,669	283,218	2,329	130,199

(1)	The value realized upon exercise or vesting is based on the current market price on the date of exercise or vesting.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2018 with respect to shares of our Common Stock that may be issued under the following existing equity compensation plans: the 1999 Stock Option and Incentive Plan (the “1999 Plan”), the Stock Incentive Plan, the Omnibus Plan, the Non-Employee Director Stock Option Plan (the “NED Plan”), the 2000 Non-Employee Director Award (the “2000 NED Award”), the ESPP and the Amended Plan. Our shareholders have approved each of these plans.

Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise or Vesting of Outstanding/Unvested Shares, Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
		(1)	(2)
Equity Compensation Plans Approved by Shareholders	932,856	$51	2,252,182
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	932,856	$51	2,252,182

(1)

Excludes purchase rights accruing under the ESPP, which has an original shareholder-approved reserve of 500,000 shares. Under the ESPP, each eligible employee may purchase up to 2,000 shares of Common Stock at semi-annual intervals each year at a purchase price per share equal to 90.0% of the lower of the fair market value of the Common Stock at the close of (i) the first trading day of an option period or (ii) the last trading day of an option period.

(2)	Includes shares available for future issuance under the ESPP. As of December 31, 2018, an aggregate of 362,404 shares of Common Stock were available for issuance under the ESPP.

Employment Agreement with Bruce A. Campbell

There is an employment agreement between Bruce A. Campbell and the Company, which was effective October 30, 2007 (for the purposes of this section, the employment agreement and all amendments thereto are referred to collectively as the “employment agreement”). This employment agreement was amended in December of 2008 to the extent necessary to make the agreement comply with Section 409A of the Internal Revenue Code and the Treasury regulations promulgated under that section, which relate to nonqualified deferred compensation. The employment agreement was subsequently amended in February of 2009 to extend the term of the agreement to December 31, 2012. The term of the employment agreement automatically extends for additional one-year terms thereafter unless the Board or Mr. Campbell provide prior notice of non-renewal at least six months before the expiration of the then-pending term.

Under the employment agreement, Mr. Campbell is entitled to receive an annual base salary of not less than $500,000, subject to adjustment annually in the discretion of the Compensation Committee. Mr. Campbell is eligible under the employment agreement to receive an annual year-end cash bonus dependent upon the achievement of performance objectives by Mr. Campbell and the Company as established by the Board. The employment agreement provides that this year-end bonus may be paid in one or more installments, on or after December 1 of the measurement year but no later than March 15 of the following year. The employment agreement further provides that Mr. Campbell will be entitled to the same fringe benefits as are generally available to the Company’s executive officers.

Effective September 1, 2018, Mr. Thomas Schmitt succeeded Mr. Campbell as the Company’s President and CEO. Upon Mr. Schmitt assuming the role of President and CEO, Mr. Campbell became the Executive Chairman of the Company. As Executive Chairman, from the effective date until December 31, 2018, Mr.Campbell continued to receive his current compensation. From January 1, 2019 until his resignation as Executive Chairman, Mr. Campbell will receive a pro-rated base salary of $750,000 and a pro-rated target bonus opportunity equal to 100% of base salary. Mr. Campbell will not receive any equity awards while serving as Executive Chairman.

In connection with his transition to Executive Chairman, Mr. Campbell executed a waiver and acknowledgment pursuant to which he acknowledged the transition to Executive Chairman and the related reduction in compensation. Mr. Campbell also waived any rights to severance payments under his existing employment agreement or the Company’s executive severance plan (as amended from time to time, the “Executive Severance Plan”) as a result of his transition to Executive Chairman.

On February 5, 2019, Mr. Campbell informed the Board of his intent to retire from his position as Executive Chairman of the Company effective as of the Company’s 2019 Annual Meeting and to not stand for re-election to the Board in 2019. In order to ensure a successful management transition, the Board and Mr. Campbell agreed that he would continue to serve the Company as a consultant for 24 months following his retirement. The Committee approved a consulting agreement by and between the Company and Mr. Campbell, effective immediately upon Mr. Campbell’s resignation as Executive Chairman (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Campbell will provide certain consulting services to the

Company, as requested by the Company, and will receive a monthly fee of $20,000. In addition, Mr. Campbell’s outstanding, unvested equity awards will continue to vest during the 24-month consulting period. Mr. Campbell will continue to be subject to the non-compete and other restrictive covenants set forth in his existing Restrictive Covenants Agreement, dated October 30, 2007, for one year following the end of the 24-month consulting period. Following Mr. Campbell’s retirement, Mr. Schmitt is expected to become the Chairman of the Board, subject to his re-election to the Board at the Company’s 2019 Annual Meeting.

Employment Agreement with Thomas Schmitt

On June 6, 2018, the Company entered into an employment agreement with Mr. Schmitt (for purposes of this section, the “employment agreement”). Under the employment agreement, Mr. Schmitt’s compensation will consist of an initial base salary of $800,000 and an annual target bonus set at 100% of base salary, with a maximum possible bonus of 200% of base salary. Mr. Schmitt will receive a signing bonus of $413,000 (which is subject to increase if the effective date occurs after September 1, 2018) and 25,000 restricted shares of Company common stock, which will vest equally on each of the first, second and third anniversaries of the grant date. In addition, the Company will grant Mr. Schmitt options to purchase up to 100,000 shares of Company common stock which options will have an exercise price equal to the closing stock price of the Company’s common stock on the grant date and will vest on each of the first, second, and third anniversaries of the grant date.

In February 2020, provided Mr. Schmitt continues to be employed with the Company, in connection with the Company’s annual equity grants, he will receive an additional equity grant valued at approximately $1.4 million at the time of the grant which grant will be designed similarly to the design used for other executive employees of the Company. Following 2020, Mr. Schmitt shall continue to participate in the Company’s employee incentive programs, as administered by the Compensation Committee of the Board.

In addition to the employment agreement, Mr. Schmitt entered into the Company’s Restrictive Covenants Agreement and will participate in the Executive Severance Plan. Mr. Schmitt’s entitlement to termination benefits, if any, and his continuing obligations to the Company following any termination will be determined by the Executive Severance Plan and the Restrictive Covenant Agreement.

While the Company does not have employment agreements with any of its other NEOs, the Company did adopt an executive severance and change in control plan, which became effective January 1,2013, and was amended and restated May 24, 2018, that provides for certain payments to its NEOs in the event of a termination or a change in control. This plan is discussed in greater detail on pages 52-55 of this Proxy Statement under a Section entitled “Potential Payments upon Termination, Change of Control, Death or Disability.”

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Tom Schmitt, our Chief Executive Officer (our “CEO”). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. In 2017, to identify the median employee as well as to determine the annual total compensation of our median employee, we took the following steps:

•

We determined that as of December 31, 2017, our employee population consisted of 4,811 individuals (including full-time and part-time employees, other than our CEO) working at our parent company and consolidated subsidiaries in the United States and Canada. Of these individuals, 15 employees were located in Canada. As permitted by SEC rules, we excluded the Canadian employees, who represented 0.31% of our employee population. We then identified our “median employee” based on our United States employee population of 4,796.

•

We identified the “median employee” by examining 2017 total cash compensation. For purposes of determining total cash compensation, we included base salary, incentive compensation, 401(k) match and overtime pay, as reflected in our payroll records. As permitted by SEC rules, we annualized the total cash compensation of all individuals who were employed as of December 31, 2017.

•	We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

As permitted by the regulation, we are using the same median employee for 2018. After performing an analysis of our employee population, we concluded that there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the selection of our median employee or our pay ratio disclosure.

For 2018, our last completed fiscal year:

•	The annual total compensation of our median employee was $38,752; and

•	As required, total annualized salary and STI for our CEO as well as the amount of his sign-on cash bonus, the grant date value of his initial equity grant and his other compensation, was $5,396,681.

Based on this information, for 2018, the ratio of the annual total compensation of our CEO, to the total compensation of the median employee was 139 to 1. In connection with Mr. Schmitt’s appointment as our CEO in 2018, the Committee provided him with a sign-on cash bonus of $413,000 and approved a one-time equity award valued at $3,291,000 in order to entice Mr. Schmitt to join the Company, replace lost opportunity at his former employer and immediately tie his interests to those of shareholders. In light of the additional one-time cash and equity compensation that we paid to our CEO in 2018 in order to successfully recruit him to our Company, we expect the CEO pay ratio in future years to be lower than the 2018 CEO pay ratio as our CEO’s ongoing annual equity award is expected to be valued at approximately $1.4 million. Alternatively, based on the expected annualized total CEO compensation of $3,101,744, the CEO pay ratio would have been 80.4 to 1.

Potential Payments Upon Termination, Change of Control, Death or Disability

Under the Employment Agreement with Mr. Campbell, the Company may terminate Mr. Campbell’s employment at any time with or without “just cause,” as defined in the Employment Agreement. If the Company should terminate Mr. Campbell without “just cause,” he would be entitled to receive (i) his base salary for one year from the date of termination; (ii) any unpaid bonus amounts previously earned; and (iii) continued insurance coverage for one year from the date of such termination. Mr. Campbell would not be entitled to any unearned salary, bonus or other benefits if the Company were to terminate him for “just cause.”

Mr. Campbell also may terminate the Employment Agreement at any time; however, he would not be entitled to any unearned salary, bonus or other benefits (unless he is otherwise providing services to the Company in some capacity) if he does so absent circumstances resulting from a “change of control” or “material change in duties,” each defined in the Employment Agreement. In the event of a “change of control” or “material change in duties,” Mr. Campbell would have two alternatives. Mr. Campbell may resign and receive (i) his base salary for one year following the date of the “change of control” or “material change in duties,” (ii) a cash bonus equal to the prior year’s year-end cash bonus, plus any unpaid bonus amounts previously earned; (iii) any other payments due, including, among others, accrued and unpaid vacation pay; (iv) immediate acceleration of any stock options which are not then exercisable; and (v) continued insurance coverage for one year following the date of the “change of control” or “material change in duties.” Alternatively, Mr. Campbell could continue to be employed by the Company for the duration of the term of the Employment Agreement or until he or the Company terminates the Employment Agreement. The Employment Agreement also contains non-competition and non-solicitation provisions which apply during his employment and for a period of thirty-six (36) months following termination of his employment.

Under the Severance Plan, which is applicable to selected employees of the Company, including the NEOs (other than Mr. Campbell), each participant would receive severance benefits in the event his or her employment is terminated in certain circumstances. Under the Severance Plan, a participant would receive severance benefits if their employment is involuntarily terminated by the Company (other than for cause or upon death or disability, as those terms are defined in the Severance Plan) or in the event the participant voluntarily terminates their employment for good reason (as defined in the Severance Plan). The circumstances that permit a participant to terminate employment for good reason and receive severance benefits after a change in control differ from the more limited circumstances that permit a termination of employment for good reason prior to or absent a change in control. Generally, eligible participants would be entitled to the severance benefits included in the chart below upon an involuntary termination of their employment, in addition to any accrued obligations (such as unpaid salary through the termination date) and vested amounts to which they may be entitled under the Company’s benefit plans:

General Severance Upon Involuntary Termination Absent a Change in Control	Severance Upon Involuntary Termination Within Two Years after a Change in Control
• a lump sum severance payment in an amount equal to one year of the participant’s annualized base salary	• a lump sum severance payment in an amount equal to two times the participant’s annualized base salary
• a pro-rata annual incentive for the fiscal year in which the termination occurs based on actual performance results	• an amount equal to two times the pro-rata target annual incentive for the fiscal year in which the termination occurs

•  a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before the termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 12 months

•  a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before the termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 24 months

• access to up to $20,000 of employer-paid outplacement services for 12 months following termination	• access to up to $20,000 of employer-paid outplacement services for 12 months following termination

A condition in the Severance Plan is the execution of a non-competition and non-solicitation agreement with respect to the Company’s employees and customers for a specified period following the termination of employment. In addition, any severance benefits payable under the Severance Plan are subject to the execution by the participant of a general release of claims against the Company and certain affiliated persons and entities. The Severance Plan does not provide for any tax gross-up payments to participants.

In addition to the benefits available under the Severance Plan, all of the NEOs are eligible to receive certain other benefits in the event of specific termination of employment, including as a consequence of a change in control. Under the Company’s Annual Incentive Plan, any unpaid incentive amounts previously earned under this plan would be payable to any NEO terminated without cause. Under the Stock Incentive Plan, any non-vested restricted shares, options or other forms of equity-based compensation granted prior to 2016 will vest upon a “Change in Control.” H Beginning with long-term incentive grants made in 2016 made pursuant to either the Stock Incentive Plan or Omnibus Plan, vesting of such awards upon a change in control is double-trigger (i.e., not accelerated unless the awards are not assumed or converted by the acquirer or in the event there is an involuntary termination of employment in connection with or within 24 months after the change in control).

The following table shows the estimated benefits payable to each NEO in the event of termination of employment or change of control of the Company. The amounts shown assume that a termination of employment or a change of control occurs on December 31, 2018. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all full-time employees.

Name	Termination without Cause ($)	Death and Disability ($)	Change of Control ($)
Bruce A. Campbell
Cash Severance (1)	$2,074,850	$2,074,850	$2,848,250
Intrinsic Value of Equity (2)	—	2,444,803	2,981,986
Insurance Benefits (3)	18,536	18,536	18,536
Placement Services (4)	—	—	—

Total	2,093,386	4,538,189	5,848,772
Thomas Schmitt
Cash Severance (5)	1,117,997	317,997	3,517,997
Intrinsic Value of Equity (2)	—	1,371,250	1,371,250
Insurance Benefits (6)	18,184	—	18,184
Placement Services (4)	20,000	—	20,000

Total	1,156,181	1,689,247	4,927,431
Michael J. Morris
Cash Severance (5)	820,424	380,424	1,920,424
Intrinsic Value of Equity (2)	—	794,594	886,724
Insurance Benefits (6)	25,008	—	50,017
Placement Services (4)	20,000	—	20,000

Total	865,432	1,175,018	2,877,164
Matthew J. Jewell
Cash Severance (5)	992,627	514,627	2,187,627
Intrinsic Value of Equity (2)	—	833,565	951,730
Insurance Benefits (6)	25,008	—	50,017
Placement Services (4)	20,000	—	20,000

Total	1,037,635	1,348,192	3,209,374
Chris C. Ruble
Cash Severance (5)	983,638	450,638	2,316,138
Intrinsic Value of Equity (2)	—	792,138	870,080
Insurance Benefits (6)	9,360	—	18,720
Placement Services (4)	20,000	—	20,000

Total	1,012,998	1,242,776	3,224,938
Michael L. Hance
Cash Severance (5)	725,329	336,329	1,697,829
Intrinsic Value of Equity (2)	—	813,453	891,395
Insurance Benefits (6)	25,008	—	50,017
Placement Services (4)	20,000	—	20,000

Total	770,337	1,149,782	2,659,241

(1)

Cash severance includes: (1) base salary for one year, (2) payment of any bonus previously earned but unpaid, and (3) in the event of termination due to a Change of Control, payment of an amount equal to the prior-year’s year-end bonus.

(2)

In the event of termination due to death or disability, the amount includes (1) the unvested restricted shares valued at the market price of our common stock on December 31, 2018 ($54.85), (2) the unvested stock option awards multiplied by the excess, if any, of the market price of our common stock on December 31, 2018 ($54.85) over the exercise price, and (3) the unvested performance shares, calculated as the target number of performance shares specified in each grant multiplied by the percentage of months of service completed in the full performance period, multiplied by the market price of our common stock on December 31, 2018 ($54.85). In the event of termination due to a Change of Control, the amount includes (1) the unvested restricted shares valued at the market price of our common stock on December 31, 2018 ($54.85), (2) the unvested stock option awards multiplied by the excess, if any, of the market price of our common stock on December 31, 2018 ($54.85) over the exercise price, and (3) the greater of (x) 100% of the target number of unvested performance shares specified on the grant notice or (y) the number of performance shares that otherwise would have become vested as of the vesting date, based on the TSR multiplier attained as of the date of termination, shall become vested performance shares valued at the market price of our common stock on December 31, 2018 ($54.85). For purposes of calculating the Change of Control amount, we assume that 100% of the target number of unvested performance shares is greater than the number of shares that would have become vested based on the TSR multiplier as of the date of termination.
(3)	Amount includes the cost of continuing health insurance for one year.
(4)	Participants are entitled to access to up to $20,000 of employer-paid outplacement services for 12 months following termination.
(5)

Cash severance includes: (1) unpaid cash incentives earned as of December 31, 2018, (2) base salary for one year if terminated without cause, or base salary for two years if terminated within 2 years following a Change of Control, and (3) in the event of termination within 2 years following a Change of Control, payment in the amount of two times the target annual cash incentive amount determined as of the termination date.

(6)

Participants are entitled to a lump sum healthcare assistance payment in an amount equal to the excess of the monthly COBRA premium to provide the group medical, dental, vision, and/or prescription drug plan benefits the participant had been receiving before termination above the monthly premium payable by active employees under the Company’s healthcare plan for similar coverage, multiplied by 12 months if the termination date is prior to or absent a Change of Control, or by 24 months if the termination date is on or within two years following a Change of Control.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2018 Annual Report with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee’s function is more fully described in its charter, which is available through the Investors—Governance link on the Company’s website,

www.forwardaircorp.com.

The Audit Committee reviews the charter on an annual basis. The Board annually reviews the definition of independence under Nasdaq’s listing standards for audit committee members and has determined that each member of the Audit Committee meets that standard.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, and applicable laws and regulations. Ernst & Young LLP is responsible for performing an independent audit and reporting on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has been updated quarterly on management’s process to assess the adequacy of the Company’s system of internal controls over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal controls over financial reporting. The Audit Committee has also discussed with representatives of Ernst & Young LLP the Company’s internal control assessment process and the firm’s audit of the Company’s system of internal controls over financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31,2018 with the Company’s management and has discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standard No. 1301, as amended, and as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also discussed with Ernst & Young LLP its independence from management and the Company, and received Emst & Young LLP’s written disclosures and letter pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence. The Audit Committee further considered the compatibility of the non-audit services with maintaining Ernst & Young LLP’s independence. Ernst & Young LLP has served as the Company’s independent registered public accountant since 1991, and Ernst & Young LLP’s current lead audit partner was selected in 2017.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accountants, who are engaged to audit and report on the consolidated financial statements of the Company and its subsidiaries and the effectiveness of the Company’s internal controls over financial reporting.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

G. Michael Lynch, Chair
Ana B. Amicarella
Valerie A. Bonebrake
R. Craig Carlock
The Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the 2018 fiscal year, subject to ratification of the appointment by the shareholders of the Company. The fees billed by Ernst & Young LLP for services rendered to the Company and its subsidiaries in 2018 and 2017 were as follows:

	2018	2017
Audit Fees (1)	$1,847,000	$1,706,500
Audit Related Fees (2)	—	—
Tax Fees (2)	622,500	695,000
All Other Fees (2)	—	—

(1)

Includes fees and expenses related to the audit and interim reviews of the Company’s financial statements and the audit of the effectiveness of the Company’s internal controls over financial reporting for the fiscal year notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)	Includes fees and expenses for services rendered from January through December of the fiscal year notwithstanding when the fees and expenses were billed.

Pre-Approval Policies and Procedures

The Audit Committee adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. The Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. During 2018 and as of the date of this Proxy Statement, the Audit Committee pre-approved all of these services.

In February 2019, the Audit Committee delegated to the Chair of the Audit Committee the authority to pre-approve all services obtained from the independent registered public accounting firm up to $50,000.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2019 FISCAL YEAR

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the 2019 fiscal year. As in the past, the Board has determined that it is in the best interest of the Company and its shareholders to request ratification of the appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment of the independent registered public accounting firm for the 2019 fiscal year.

A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, and thus, is not expected to make a statement or be available to respond to questions.

Shareholder Vote Requirement

This proposal will be approved by a majority of the votes cast. Unless otherwise directed therein, the proxies solicited hereby will be voted for approval of Ernst & Young LLP.

Recommendation of the Board

The Board believes the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year is in the best interest of the Company’s shareholders and recommends that shareholders vote FOR ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2019 fiscal year.

PROPOSAL 3 – ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) which enacted Section 14A of the Exchange Act, requires us to provide our shareholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our NEOs.

The Company’s goal with respect to executive compensation is to provide a comprehensive package that is sufficient to attract, motivate and retain executives of outstanding ability, performance and potential. The Compensation Committee seeks to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides incentives for retention. The Compensation Committee seeks a compensation program that is internally consistent and believes that pay differences among jobs should be commensurate with differences in the levels of responsibility between the Chief Executive Officer and the other NEOs.

We urge you to read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2018 compensation of our NEOs.

We are asking you to vote on the adoption of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion above is hereby APPROVED.

As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our shareholders, and will consider the outcome of the vote when making future compensation decisions for our NEOs.

Shareholder Vote Requirement

This proposal will be approved by a majority of the votes cast. Unless contrary instructions are received, shares of common stock represented by duly executed proxies will be voted for the adoption of the resolution approving the compensation of NEOs.

Recommendation of the Board

The Board recommends a vote FOR approval, on a non-binding, advisory basis, of the compensation of the NEOs.

OTHER MATTERS

Additional Meeting Matters

The Board knows of no additional matters that may come before the meeting; however, if any additional matters should properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section l6(a) of the Exchange Act and the disclosure requirements of Item 405 of Regulation S-K require the directors and executive officers of the Company, and any persons holding more than 10% of any class of equity securities of the Company, to report their ownership of such equity securities and any subsequent changes in that ownership to the SEC, Nasdaq and the Company. Based solely on a review of the reports that have been filed by or on behalf of such persons in this regard and written representations from our directors and NEOs, we believe that all ownership reports were timely filed during 2018.

Shareholder Proposals for the 2020 Annual Meeting of Shareholders

Any proposal intended to be presented for action at the 2020 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company at its principal executive offices not later than November 29, 2019 in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to its 2020 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal which does not meet all the requirements for such inclusion established by Rule 14a-8 of the Exchange Act.

For other shareholder proposals to be timely (but not considered for inclusion in the proxy statement for the 2020 Annual Meeting of Shareholders), a shareholder’s notice must be received by the Secretary of the Company between January 8, 2020 and February 7, 2020 and the proposal and the shareholder must comply with Rule 14a-4 under the Exchange Act. In the event that a shareholder proposal intended to be presented for action at the next Annual Meeting is not received prior to February 8, 2020, proxies solicited by the Board in connection with the Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the Annual Meeting.

Any shareholder proposal must also meet all other requirements contained in our Bylaws.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of 2019 Annual Meeting of Shareholders, Proxy Statement and 2019 Annual Report may have been sent to multiple shareholders in your household, unless the Company has received contrary instructions from one or more shareholders. We will promptly deliver a separate copy of each document to you if you write the Company’s Secretary at Forward Air Corporation,

1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745, or call (423) 636-7000. If you want to receive separate copies of the Notice of 2019 Annual Meeting of Shareholders, Proxy Statement and 2019 Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or, if the shares are not held in “street name,” you may contact the Company at the above address and phone number.

Shareholder Communications

Shareholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board, a Board committee or such individual director or directors, c/o Secretary, Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The Company’s Chief Legal Officer will open all shareholder communication for the sole purpose of determining whether the contents represent correspondence to any member of the Board or any group or committee of directors. Any shareholder communication that is not in the nature of advertising, promotions of product or service, or patently offensive material will be forwarded promptly to the member(s) of the Board to whom the shareholder communication is addressed. In the case of any shareholder communication to the Board or any group or committee of directors, the Chief Legal Officer’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Miscellaneous

It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend the Annual Meeting in person are urged, regardless of the number of shares of common stock owned, to please vote and submit your proxy over the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy in the envelope provided as promptly as possible. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 is included within the Annual Report provided with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. Copies of exhibits filed with the Form 10-K are available, free of charge, upon written request. Requests should be made in writing to Michael L. Hance, Secretary of the Company, at Forward Air Corporation, 1915 Snapps Ferry Road, Building N, Greeneville, Tennessee 37745. The Company’s filings with the SEC are also available, without charge, through the Investors—SEC Filings link on the Company’s website, www.forwardaircorp.com, as soon as reasonably practical after filing.

By Order of the Board of Directors,

Michael L. Hance
Greeneville, Tennessee	Senior Vice President,
March 28, 2019	Chief Legal Officer and Secretary

FORWARD AIR CORPORATION
ATTN: LEGAL DEPARTMENT
1915 SNAPPS FERRY ROAD, BUILDING N
GREENEVILLE, TN 37745

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 6, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 6, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 2, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E67751-P19009	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FORWARD AIR CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors			☐	☐	☐
	Nominees:
	01) Ronald W. Allen	06)	C. John Langley, Jr.
	02) Ana B. Amicarella	07)	G. Michael Lynch
	03) Valerie A. Bonebrake	08)	Thomas Schmitt
	04) C. Robert Campbell	09)	W. Gilbert West
	05) R. Craig Carlock

The Board of Directors recommends you vote FOR proposals 2 and 3.									For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.								☐	☐	☐

3.	To approve, on a non-binding, advisory basis, the compensation of the named executive officers (the “say on pay vote”).								☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

				Yes	No
Please indicate if you plan to attend this meeting.				☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10K Wrap are available at www.proxyvote.com.

E67752-P19009

PROXY
FORWARD AIR CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF FORWARD AIR CORPORATION

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, hereby appoints Thomas Schmitt and R. Craig Carlock, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of common stock of Forward Air Corporation owned of record by the undersigned on all matters which may come before the 2019 Annual Meeting of Shareholders to be held in The Phoenix Room, Atlanta Airport Marriott Gateway, 2020 Convention Center Concourse, Atlanta, GA 30337 on May 7, 2019, at 8:00 a.m., EDT, and any adjournments thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve, or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitation, will be presented at the meeting and on other matters, which may properly come before the 2019 Annual Meeting and any adjournments thereof.

You are encouraged to specify your choice by marking the appropriate box (see reverse side), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you sign and return this card.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the director nominees, and “FOR” Proposals 2 and 3.
Continued and to be signed on reverse side